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                                                                  EXECUTION COPY

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                             SUBSCRIPTION AGREEMENT

                                 BY AND BETWEEN

                         PITNEY BOWES CREDIT CORPORATION

                                       AND

                               JCC MANAGEMENT LLC

                                   DATED AS OF

                                 March 31, 2005

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                                TABLE OF CONTENTS

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ARTICLE I Definitions...............................................................................      2

ARTICLE II Sale, Purchase and Repurchase............................................................     18

         SECTION 2.01. Agreement to Sell and to Purchase; Purchase Price............................     18
         SECTION 2.02. Tranche I Closing............................................................     19
         SECTION 2.03. Distribution.................................................................     20
         SECTION 2.04. Tranche II Closing...........................................................     21
         SECTION 2.05. Preparation of Closing Date Balance Sheet; Purchase Price
                                    Adjustment......................................................     21
         SECTION 2.06. Specified Lease Purchase Price Adjustment....................................     23
         SECTION 2.07. Stock Split; Common Stock Issuances..........................................     23
         SECTION 2.08. Repurchase of the Tranche I Stock............................................     24

ARTICLE III Representations and Warranties of the Company...........................................     24

         SECTION 3.01. Organization and Standing....................................................     24
         SECTION 3.02. Capital Stock................................................................     25
         SECTION 3.03. Authorization; Enforceability................................................     26
         SECTION 3.04. No Violation; Consents.......................................................     26
         SECTION 3.05. Financial Statements.........................................................     27
         SECTION 3.06. Material Adverse Change......................................................     27
         SECTION 3.07. Assets.......................................................................     28
         SECTION 3.08. Intellectual Property........................................................     28
         SECTION 3.09. Employee Benefit Plans.......................................................     29
         SECTION 3.10. Employees and Labor Relations................................................     30
         SECTION 3.11. No Undisclosed Material Liabilities..........................................     30
         SECTION 3.12. Compliance with Laws.........................................................     31
         SECTION 3.13. Litigation...................................................................     31
         SECTION 3.14. Compliance with Constituent Documents........................................     31
         SECTION 3.15. Environmental Matters........................................................     31
         SECTION 3.16. Real Property................................................................     31
         SECTION 3.17. Taxes........................................................................     32
         SECTION 3.18. Financings...................................................................     32
         SECTION 3.19. Financing Policies...........................................................     33
         SECTION 3.20. Contracts....................................................................     34
         SECTION 3.21. Certain Business Practices...................................................     35
         SECTION 3.22. Insurance....................................................................     36
         SECTION 3.23. Licenses and Permits; Governmental Notices...................................     36
         SECTION 3.24. Affiliated Transactions......................................................     36
         SECTION 3.25. Vote Required................................................................     36
         SECTION 3.26. Representations and Warranties...............................................     37
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ARTICLE IV Representations and Warranties of the Purchaser..........................................     37

         SECTION 4.01. Organization; Authorization; Enforceability..................................     38
         SECTION 4.02. Private Placement............................................................     38
         SECTION 4.03. No Violation; Consents.......................................................     39
         SECTION 4.04. Litigation...................................................................     39
         SECTION 4.05. Financing....................................................................     40
         SECTION 4.06. Ownership of Shares..........................................................     40
         SECTION 4.07. Future Acquisitions..........................................................     40
         SECTION 4.08. Future Dispositions..........................................................     40
         SECTION 4.09. Conversion of the Non-Voting Preferred Stock.................................     40
         SECTION 4.10. HSR..........................................................................     40
         SECTION 4.11. Representations and Warranties...............................................     40

ARTICLE V Covenants of the Company..................................................................     40

         SECTION 5.01. Compliance with Conditions; Commercially Reasonable Efforts..................     40
         SECTION 5.02. Access to Books and Records..................................................     41
         SECTION 5.03. Consents and Approvals.......................................................     41
         SECTION 5.04. Certificate of Incorporation, Certification of Designation
                                    and Bylaws......................................................     41
         SECTION 5.05. Use of Proceeds..............................................................     42
         SECTION 5.06. Board of Directors...........................................................     42
         SECTION 5.07. No Solicitation of Other Offers..............................................     42
         SECTION 5.08. Confidentiality; Information.................................................     43
         SECTION 5.09. Registration Rights Agreement and Subordinated Debt Agreement................     45
         SECTION 5.10. Escrow Agreement.............................................................     45
         SECTION 5.11. The Distribution Agreements..................................................     45
         SECTION 5.12. Rights Agreement.............................................................     46
         SECTION 5.13. Reservation of Shares........................................................     46
         SECTION 5.14. Listing of Shares............................................................     46
         SECTION 5.15. Preemptive Rights............................................................     46
         SECTION 5.16. Conduct of Business..........................................................     49
         SECTION 5.17. Registration Statement; Information Statement or Prospectus..................     52
         SECTION 5.18. Compliance with Sarbanes-Oxley Act of 2002...................................     53
         SECTION 5.19. Imagistics...................................................................     53
         SECTION 5.20. Financial Statements.........................................................     53
         SECTION 5.21. Monthly Management Reports...................................................     53
         SECTION 5.22. Ruling Request...............................................................     54
         SECTION 5.23. Tax Elections; Tax Accounting Changes........................................     54
         SECTION 5.24. Statute of Limitations.......................................................     54
         SECTION 5.25. Financing Transactions.......................................................     54
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                                TABLE OF CONTENTS

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ARTICLE VI Covenants of the Purchaser...............................................................     54

         SECTION 6.01. Compliance with Conditions; Commercially Reasonable Efforts..................     54
         SECTION 6.02. Consents and Approvals.......................................................     54
         SECTION 6.03. Restrictions on Transfer.....................................................     55
         SECTION 6.04. Standstill...................................................................     55
         SECTION 6.05. Confidentiality; Information.................................................     56
         SECTION 6.06. Compliance with Section 355 of the Code......................................     57
         SECTION 6.07. Prohibition on Solicitation and Hiring.......................................     57
         SECTION 6.08. Registration Rights Agreement and Subordinated Debt Agreement................     58
         SECTION 6.09. Escrow Agreement.............................................................     58
         SECTION 6.10. Warehouse Financing Agreement................................................     58

ARTICLE VII Conditions Precedent to Tranche I Closing, the Distribution and Tranche II Closing......     58

         SECTION 7.01. Conditions to the Company's Obligations in Respect of the
                                    Tranche I Closing...............................................     58
         SECTION 7.02. Conditions to the Purchaser's Obligations in Respect of the
                                    Tranche I Closing...............................................     59
         SECTION 7.03. Conditions to the Company's Obligations in Respect of the
                                    Distribution....................................................     61
         SECTION 7.04. Conditions to the Purchaser's Obligations in Respect of the
                                    Distribution....................................................     61
         SECTION 7.05. Conditions to Each Party's Obligations in Respect of the
                                    Tranche II Closing..............................................     62

ARTICLE VIII Miscellaneous..........................................................................     63

         SECTION 8.01. Survival.....................................................................     63
         SECTION 8.02. Legends......................................................................     63
         SECTION 8.03. Notices......................................................................     64
         SECTION 8.04. Termination..................................................................     65
         SECTION 8.05. Governing Law................................................................     67
         SECTION 8.06. Waiver Of Jury Trial.........................................................     67
         SECTION 8.07. Attorney Fees................................................................     67
         SECTION 8.08. Entire Agreement.............................................................     68
         SECTION 8.09. Modifications and Amendments.................................................     68
         SECTION 8.10. Waivers and Extensions.......................................................     68
         SECTION 8.11. Exhibits and Schedules.......................................................     68
         SECTION 8.12. Expenses; Brokers............................................................     68
         SECTION 8.13. Press Releases and Public Announcements......................................     69
         SECTION 8.14. Assignment; No Third Party Beneficiaries.....................................     69
         SECTION 8.15. Severability.................................................................     70
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SECTION 8.16. Counterparts.................................................................              70
SECTION 8.17. Remedies; Specific Performance...............................................              70
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SCHEDULES
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
Schedule 1.01              Projections
Schedule 1.02              Specified Leases
Schedule 2.06(b)           Illustration of Specified Lease Purchase Price Adjustment
Schedule 3.01(b)(i)        Capital Stock of Subsidiaries
Schedule 3.01(b)(ii)       Arrangements with Respect to Capital Stock
Schedule 3.01(b)(iii)      Ownership Interests of the Company in its Subsidiaries
Schedule 3.04              No Violation; Consents
Schedule 3.06              Material Adverse Change
Schedule 3.07              Assets
Schedule 3.08(d)           Company Intellectual Property
Schedule 3.09(a)           Employee Benefit Plans
Schedule 3.10              Employees and Labor Relations
Schedule 3.11              No Undisclosed Material Liabilities
Schedule 3.13              Litigation
Schedule 3.15              Environmental Matters
Schedule 3.16              Real Property
Schedule 3.17              Taxes
Schedule 3.18(a)(i)        Large Ticket Financings
Schedule 3.18(a)(ii)       Small Ticket Financings
Schedule 3.18(b)(i)        Large Ticket Financing Defaults
Schedule 3.18(b)(ii)       Delinquency Reports
Schedule 3.18(g)           Bankruptcies
Schedule 3.19              Financing Policies
Schedule 3.20              Material Contracts
Schedule 3.23              Licenses and Permits; Governmental Notices
Schedule 5.02              Access to Books and Records
Schedule 5.03              Consents and Approvals
Schedule 5.06              Board of Directors
Schedule 7.02(m)           Conditions to the Purchaser's Obligations in Respect of the Tranche I Closing
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EXHIBITS                                                                         Page
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Exhibit A            Form of Certificate of Designation
Exhibits B-1 - B-3   Distribution Term Sheets
Exhibit C            Form of Escrow Agreement
Exhibit D            Form of Registration Rights Agreement
Exhibit E            Form of Separation and Distribution Agreement
Exhibit F            Form of Subordinated Debt Agreement
Exhibit G            Form of Tax Sharing Agreement
Exhibit H            Unaudited Balance Sheet
Exhibit I            Form of Amended and Restated Certificate of Incorporation
Exhibit J            Form of Amended Bylaws
Exhibit K            Warehouse Financing Term Sheet
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                                       -v-

                             SUBSCRIPTION AGREEMENT

            This SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of March 31, 2005, is made by and between Pitney Bowes Credit Corporation, a Delaware corporation (the "Company"), and a wholly owned subsidiary of Pitney Bowes Inc., a Delaware corporation ("Pitney Bowes"), and JCC Management LLC, a Delaware limited liability company (the "Purchaser"). Unless otherwise expressly set forth in this Agreement, capitalized terms used herein shall have the meaning ascribed to such terms in Article I of this Agreement.

            WHEREAS, as a condition to the consummation of the Transactions contemplated hereby, Pitney Bowes and the Company will enter into the Distribution Agreements;

            WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Separation and Distribution Agreement and subject to the terms and conditions thereof, prior to the PBGFS Distribution, the Company will contribute to Pitney Bowes Global Financial Services Inc. (f/k/a PB Mailing Financial Services Inc.), a Delaware corporation, and as of the date hereof a Subsidiary of the Company ("PBGFS"), certain of its assets and transfer certain of its liabilities, including, the Company's outstanding Indebtedness with respect to the Indentures (collectively, the "PBGFS Contribution");

            WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Separation and Distribution Agreement and subject to the terms and conditions thereof, after the PBGFS Contribution and prior to the Company Contribution, the Company will obtain all of the Capital Stock of PBGFS and thereafter will distribute all of the Capital Stock of PBGFS to Pitney Bowes (the "PBGFS Distribution");

            WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Separation and Distribution Agreement, prior to the Company Contribution, the Company shall consummate one or more transactions taking the form of a high yield debt offering, a revolving credit facility, securitization of certain financial assets of the Company or any other similar transactions (the "Financing Transactions");

            WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Separation and Distribution Agreement and subject to the terms and conditions thereof, after the PBGFS Distribution and Financing Transactions and prior to the Distribution, Pitney Bowes will contribute to the Company certain of its assets and transfer certain of its liabilities and Pitney Bowes will assume or otherwise retire, cancel or forgive certain outstanding intercompany Indebtedness of the Company and the Company will satisfy the remaining outstanding intercompany Indebtedness that was not assumed or otherwise retired, cancelled or forgiven by Pitney Bowes (collectively, the "Company Contribution");

            WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Separation and Distribution Agreement and subject to the terms and conditions thereof, after the Company Contribution, Pitney Bowes will distribute all of the shares of the Common Stock held by Pitney Bowes (the "Distribution") to the holders of record of

Pitney Bowes common stock as of the record date set forth in the Information Statement or Prospectus, as applicable;

            WHEREAS, the Company desires, subject to the terms and conditions set forth herein, to issue and sell to the Purchaser, immediately following the consummation of the Company Contribution and prior to the Distribution, 114.2821 shares (as adjusted pursuant to Section 2.07) (the "Tranche I Stock") of Common Stock of the Company, par value $0.001 per share (the "Common Stock");

            WHEREAS, the Company desires, subject to the terms and conditions set forth herein, to issue and sell to the Purchaser, as soon as practicable following the consummation of the Distribution, a number of shares (as adjusted pursuant to Section 2.07) of the Company's Non-Voting Series A Convertible Preferred Stock, par value $0.001 per share (the "Non-Voting Preferred Stock") that are convertible into 310.3332 shares of Common Stock (in accordance with the terms of the Certificate of Designation) (the "Tranche II Stock"); and

            WHEREAS, the Purchaser desires to purchase the Shares from the Company and the Company desires to issue and sell the Shares to the Purchaser, in each case subject to the terms and conditions set forth herein.

            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  Definitions

            (a) As used in this Agreement, the following terms shall have the following meanings:

            "Acquisition Proposal" means (a) any inquiry, proposal or offer (whether or not in writing) from any Person or group directly or indirectly to acquire or purchase, in a single transaction or series of transactions, by stock acquisition, asset acquisition, merger, consolidation, liquidation, dissolution, business combination, recapitalization or similar transaction (i) at least 10% or more of the consolidated assets of the Company and its Subsidiaries (after taking into effect the PBGFS Contribution, the PBGFS Distribution, the Financing Transactions and the Company Contribution), (ii) at least 10% or more of any class of equity or debt securities of the Company (after taking into effect the PBGFS Contribution, the PBGFS Distribution, the Financing Transactions and the Company Contribution) or (iii) at least 10% or more of any class of equity or debt securities of one or more of the Company's Subsidiaries (after taking into effect the PBGFS Contribution, the PBGFS Distribution, the Financing Transactions and the Company Contribution) which in the aggregate constitute 10% or more of the net revenues, net income or assets (including equity securities) of the Company and its Subsidiaries (after taking into effect the PBGFS Contribution, the PBGFS Distribution, the Financing Transactions and the Company Contribution) or (b) any public announcement by or on behalf of the Company or any of its Affiliates of a proposal, plan or intention to engage in any of the foregoing or enter into any agreement with respect to the foregoing, in each case other than the Transactions or the Internal Restructuring.

            "Adjusted Net Worth Difference Amount" means in case the Net Worth Difference Amount is adjusted pursuant to Section 2.06, an amount equal to the Net Worth Difference Amount adjusted upward or downward as set forth in Section 2.06, and, in case the Net Worth Difference Amount is not adjusted pursuant to
Section 2.06, an amount equal to the New Worth Difference Amount.

            "Adjusted Projections" means the Projections adjusted solely to take into account all adjustments to Projection Inputs with respect to the Specified Leases in each taxable period within the Relevant Periods as prescribed by the most recent Final Resolution of an SL Tax Matter and any prior Final Resolution of an SL Tax Matter, regardless of whether a change to net taxable income is actually reported on the Tax Return of any Party as a result of such adjustment.

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, whether or not through one or more intermediaries, by Contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Aggregate PV Audit Result Excess Amount" means the aggregate amount of the PV Audit Result Excess in each taxable period within the Relevant Periods.

            "Aggregate PV Base Case Excess Amount" means the aggregate amount of the PV Base Case Excess in each taxable period within the Relevant Periods.

            "Applicable Law" means (a) any United States Federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or Permit of any Governmental Authority and (b) any rule or regulation of the Commission or any rule or listing requirement of any national stock exchange, NASDAQ or Commission-recognized trading market on which securities issued by the Company or any of its Subsidiaries are listed or quoted.

            "Audit Result Amount" means the net taxable income for the Specified Leases in each taxable period based on the Adjusted Projections.

            "Audit Result Excess" means the amount by which the Audit Result Amount exceeds the Base Case Amount. In the event the Audit Result Amount does not exceed the Base Case Amount, the Audit Result Excess shall be zero and deemed not to exist.

            "Audit Result Excess Amount" means forty percent (40%) of the Audit Result Excess.

            "Base Case Amount" means the net taxable income for the Specified Leases in each taxable period based on the Projections.

            "Base Case Excess" means the amount by which the Base Case Amount exceeds the Audit Result Amount. In the event the Base Case Amount does not exceed the Audit Result Amount, the Base Case Excess shall be zero and deemed not to exist.

            "Base Case Excess Amount" means forty percent (40%) of the Base Case Excess.

            "Base Line Equity" means $115,000,000.

            "Big Four Public Accounting Firms" means each of Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, and PricewaterhouseCoopers LLP.

            "Board of Directors" means, with respect to any Person, its board of directors or similar governing body.

            "Business" means the business and operations of providing financing and syndication for a wide variety of real property and personal property not manufactured or owned by Pitney Bowes as of the Distribution Date, including vendor finance, single investor finance and large-ticket financing, but in any event not the PBGFS Business or the Pitney Bowes Business.

            "Business Day" means any day other than a Saturday, a Sunday, or a day when banks in The City of New York are required or authorized by Applicable Law to be closed.

            "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (b) with respect to any other Person, any and all partnership or other equity interests of such Person.

            "Cash Adjustment Amount" means an amount equal to the aggregate amount of cash dividended or distributed by the Company to Pitney Bowes between the date hereof and the Distribution Date (excluding any amounts dividended or distributed to Pitney Bowes out of the proceeds of the Financing Transactions).

            "Cerberus" means Cerberus Capital Management, L.P., a Delaware limited partnership.

            "Certificate of Designation" means the Certificate of Designation of Non-Voting Series A Convertible Preferred Stock relating to the Non-Voting Preferred Stock in the form attached hereto as Exhibit A.

            "Closing Date Balance Sheet" means the unaudited consolidated pro forma balance sheet of the Company (taking into account the Internal Restructuring (including the Financing Transactions), the PBGFS Contribution, the PBGFS Distribution, the Company Contribution, and the non-capitalized Transactions Expenses but excluding the Interim Warehouse Financing and any accounting impact as a result of any and all Final Resolutions of any SL Tax Matter) as of the last day of the month immediately preceding the month in which the Closing Notice was delivered to the Purchaser prepared in accordance with the same accounting policies, principles, practices and methods used in preparing the Unaudited Balance Sheet as reflected in the notes thereto.

            "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Commission" means the U.S. Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act and the Exchange Act.

            "Confidentiality Agreement" means the Confidentiality Agreement, dated September 27, 2004, by and between J.P. Morgan Securities Inc., as agent for Pitney Bowes, and Cerberus, as amended from time to time.

            "Contract" means with respect to any specified Person, any written contract, Lease, license, loan agreement, mortgage, security agreement, trust indenture, note, bond, or other commitments, agreement or instrument to which such Person is legally bound or under which such Person is legally obligated.

            "Cost Amounts" means the aggregate amount equal to the Pension Plan Costs and the Pre-Distribution Costs.

            "Discount Rate" means fourteen percent (14%).

            "Distribution Agreements" means the Separation and Distribution Agreement, the Employee Benefits Agreement, the Intellectual Property Agreement, the Tax Sharing Agreement, and the Transition Services Agreement, and the exhibits, schedules and annexes thereto.

            "Distribution Term Sheets" means, collectively each of the term sheets containing the material terms and conditions of the Employee Benefits Agreement (the "Employee Benefits Agreement Term Sheet"), the Intellectual Property Agreement and the Transition Services Agreement (the "Transition Services Agreement Term Sheet") attached hereto as Exhibit B-1 through Exhibit B-3.

            "Effective Date" means the date the Registration Statement is first declared effective by the Commission.

            "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and any other employee benefit plan or agreement, including but not limited to, any bonus, deferred compensation, profit-sharing, pension, severance, stay-bonus, retention, change in control, or stock option plan or agreement, (a) that is currently maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries with respect to any employees or former employees of the Company or any of its Subsidiaries or (b) with respect to which the Company or any of its Subsidiaries may otherwise have any liability, including but not limited, to a plan subject to Title IV of ERISA or Section 412 of the Code to which an ERISA Affiliate currently contributes.

            "Employee Benefits Agreement" means the Employee Benefits Agreement by and between the Company and Pitney Bowes to be entered into in connection with the Distribution.

            "Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Substances (a) from any assets, properties or businesses of the Company or any predecessor in interest or (b) from or onto any facilities which received Hazardous Substances generated by the Company, its Subsidiaries or any predecessor in interest.

            "Environmental Law" means any applicable federal, state, local, common or foreign law, statute, ordinance, rule, regulation, code, license, Permit, authorization, approval, consent, judgment, decree, injunction, requirement or enforceable agreement with any governmental entity relating to
(a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or
(b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., in each case as amended.

            "Equity Commitment Letter" means the Equity Commitment Letter, dated as of the date hereof, by and between the Purchaser (or its permitted assigns in accordance with Section 8.14) and Cerberus.

            "Equity Documents" means this Agreement and the Escrow Agreement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Company, within the meaning of Code Section 414(b) or (c) and with respect to an Employee Benefit Plan subject to Code Section 412 or Title IV of ERISA, within the meaning of Code Section 414(b), (c), (m) or (o).

            "Escrow Agent" means the party identified as such in the Escrow Agreement.

            "Escrow Agreement" means the escrow agreement by and among the Purchaser, the Company and the Escrow Agent substantially in the form of Exhibit C attached hereto to be entered into in accordance with this Agreement.

            "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

            "Final Net Worth" means the Net Worth, plus the aggregate amount of the Tranche I Stock Purchase Price and the Tranche II Stock Purchase Price.

            "Final Resolution" means the final resolution of liability for any Income Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Resolution to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction that has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; or (d) by any other final disposition, including by mutual agreement of the parties.

            "Financing" means a transaction, which the Company, any Affiliate of the Company or the PBG Partnership has entered into on behalf of the Business whereunder such Person has extended credit to another party, including a loan, lease or conditional sale, in each case, where the obligation of the other party is secured by, or such transaction otherwise involves the financing of, Real Property or personal property; for the avoidance of doubt, a Financing shall not include a PBGFS Financing.

            "Financing Documents" means, with respect to each Financing, the lease, loan or conditional sale agreement, including any lease, loan agreement, conditional sale agreement, credit and sale agreement, tax indemnity agreement, security agreement, promissory note, pledge agreement, mortgage, guarantee, or other similar agreement, and including any amendment, modification or extension thereof.

            "Financing File" means, as to each Financing: (a) the fully executed copies of the Financing Documents; (b) the original title document for the related leased property or a duplicate certified by the appropriate Governmental Authority that issued the original thereof or the application for such title document; (c) documents evidencing or relating to liability, casualty or insurance policies; (d) documents evidencing any vendor recourse; (e) the credit application of each Obligor; (f) the fully executed acceptance certificates with respect to property covered by the applicable Large Ticket Financing; and (g) all material correspondence and other documents relating to any breach or default by the Obligor under such Financing.

            "GAAP" means United States generally accepted accounting principles, consistently applied.

            "Governmental Authority" means (a) any foreign, Federal, state or local court or governmental or regulatory agency or authority, (b) any arbitration board, tribunal or mediator and (c) any national stock exchange or Commission-recognized trading market on which securities issued by the Company or any of its Subsidiaries are listed or quoted.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

            "Hazardous Substance" means, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws, (b) petroleum, petroleum-based or petroleum-derived products, (c) polychlorinated biphenyls, (d) any substance exhibiting a hazardous waste characteristic, including but not limited to corrosivity, ignitibility, toxicity or reactivity, as well as any radioactive or explosive materials and (e) any asbestos-containing materials in friable form.

            "Indebtedness" means as to any Person, all indebtedness to any other Person for borrowed money, including capitalized lease obligations, synthetic lease obligations, sale leaseback obligations and other similar indebtedness obligations, whether secured or unsecured, and all such indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed to purchase or otherwise acquire or in respect of which it has otherwise assured against loss.

            "Indentures" means collectively, the (a) Indenture, dated May 1, 1985, by and between the Company and Suntrust Bank (as successor trustee to Bankers Trust Company), with supplemental indentures, dated December 1, 1986, February 15, 1989, May 1, 1989 and February 4, 2005 and (b) Indenture, dated July 31, 1999, by and between the Company and Suntrust Bank, with a supplemental indenture, dated February 4, 2005.

            "Industry" means the equipment and Real Property financing and syndication industry and any related industries.

            "Information Statement" means the information statement (including any exhibits, schedules, or annexes attached thereto) and any amendments or supplements thereof forming a part of the Registration Statement on Form 10.

            "Intellectual Property" means (a) all foreign and domestic patents (including all reissues, divisions, continuations, renewals and extensions thereof), patent applications and registrations, patent rights, trademarks, trademark applications and registrations, service marks, trade names, brand names, d/b/a's, domain names, logos, trade dress, other indicia of origin, copyrights, copyright registrations and applications, confidential information, trade secrets, proprietary technology, know-how, inventions, discoveries, and improvements, (b) all information and data, whether in printed or electronic form and whether contained in a database or otherwise, including customer lists (collectively, "Data") and (c) all other forms of intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

            "Intellectual Property Agreement" means the Intellectual Property Agreement by and between the Company and Pitney Bowes to be entered into in connection with the Distribution.

            "IRS" means the Internal Revenue Service.

            "IT Systems" means electronic data processing, information, recordkeeping, communications, telecommunications, networking, account management, inventory management and other such applications, software, and hardware, equipment and services (including applications and software installed on hardware and equipment, and databases, firmware, and related documentation), and Internet websites and related content.

            "Large Ticket Financing" means a Financing that is not a Small Ticket Financing.

            "Lease" means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

            "Lien" means any mortgage, pledge, deed of trust, lien, security interest, claim, restriction, charge or encumbrance of any kind.

            "Material Adverse Effect" means any change in or any effect on the Company (after taking into effect the PBGFS Contribution, the PBGFS Distribution, the Financing Transactions, the Warehouse Financing Transaction and the Company Contribution) or the Business that is, individually or in the aggregate, materially adverse to the Company (after taking into effect the PBGFS Contribution, the PBGFS Distribution, the Financing Transactions, the Warehouse Financing Transaction and the Company Contribution), or the assets (both tangible and intangible), liabilities, financial condition, or results of operations of the Company and its Subsidiaries (excluding the assets (both tangible and intangible), liabilities and business to be contributed to PBGFS in connection with the PBGFS Contribution); provided, however, that in no event shall any change or effect related to or resulting from the following, be considered a Material Adverse Effect: (a) changes generally applicable to companies in the Industry (including changes in interest rates or conditions in financial markets, on an international, national or regional basis or changes in the United States or global economy in general or any act of terrorism, war or natural disaster), as opposed to changes specifically applicable to the Business or changes that affect the Company in a disproportionate manner as compared to other companies of similar size and credit rating in the Industry; (b) any action or inaction by the Business' employees, vendors and non-Affiliate counterparties to the Financings and the Relevant Contracts, which relate to the Business, solely as a result of the execution of this

Agreement or the Transactions or the announcement thereof; (c) the transactions (including, the Financing Transactions) contemplated by the proposed reorganizations in connection with the PBGFS Contribution, the PBGFS Distribution, the Company Contribution and the Distribution as more fully described in Schedules 2.2(a)(i), 2.2(a)(iii) and 2.6(a)(iv) and Article III of the Separation and Distribution Agreement (the "Internal Restructuring"); (d) the termination of the Operating Agreement, dated as of November 1, 2001, by and between Imagistics International Inc. ("Imagistics") and the Company, as supplemented and amended from time to time; and (e) the audit of Pitney Bowes' consolidated tax returns for 1995 and subsequent years.

            "NASDAQ" means the National Association of Securities Dealers, Inc., Automated Quotations Systems.

            "Net Proceeds Amount" means an amount equal to $438,000,000, minus the sum of (i) the Cash Adjustment Amount and (ii) the Cost Amounts.

            "Net Worth" means (a) the aggregate amount by which (i) the total assets of the Company and its Subsidiaries exceed (ii) the total liabilities of the Company and its Subsidiaries (excluding the impact of the Financing Transactions and the Transactions Expenses on the assets and liabilities), minus
(b) the aggregate outstanding principal amount of the Financing Transactions, minus (c) the aggregate amount of non-capitalized Transactions Expenses, in each case, derived from the Closing Date Balance Sheet.

            "Net Worth Difference Amount" means an amount equal (in the positive or negative) to the difference between the Net Worth and the Base Line Equity.

            "Obligor" means a Person (other than the Company or any of its Affiliates) who is obligated under a Financing.

            "PBG Partnership" means PBG Capital Partners L.L.C., a Delaware limited liability company.

            "PBGFS Business" means (a) the business and operations of providing lease financing of equipment manufactured or supplied by Pitney Bowes, (b) all other business (other than Company Business) conducted by PBGFS and (c) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the businesses and operations as described in subsection (a) above as then conducted, but in any event not the Business, the Pitney Bowes Business and businesses and operations related to the Excluded PBGFS Assets (as such term is defined in the Separation and Distribution Agreement).

            "PBGFS Financing" means a transaction (other than a Financing) which relates to the PBGFS Business and in which Pitney Bowes or any Subsidiary of Pitney Bowes has extended credit to another party, including a loan, lease or conditional sale, in each case, where the obligation of the other party is secured by, or such transaction otherwise involves the financing of personal property manufactured or supplied by Pitney Bowes.

            "Pension Plan Costs" has the meaning set forth in the Employee Benefits Agreement Term Sheet.

            "Permit" means permits, licenses, franchises, variances, exemptions, orders, registrations, certificates, consents, approvals and other authorizations issued or granted by Governmental Authorities and any other right or authorization held by a specified Person granted or recognized by a Governmental Authority in any jurisdiction and required for the conduct of the Business.

            "Permitted Liens" means (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (b) Liens that secure obligations that are reflected as liabilities in the Unaudited Financial Statements or the Audited Financial Statements, (c) Liens that are permitted under any Financing Document,
(d) Liens that that do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the assets that relate to the Financings, (e) other leases, subleases and similar agreements, imperfections of title or easements, covenants, rights-of-way and encumbrances, if any, that do not materially impair, and could not reasonably be expected to materially impair, the value of the ownership interest in (whether it be fee, leasehold or other), or the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted and
(f) to the extent that the following do not materially impair, and could not reasonably be expected to materially impair, the value of the ownership interest in (whether it be fee, leasehold or other), or continued use and operation of, the assets to which they relate in the conduct of the Business as presently conducted (i) zoning, building and other similar legal restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any of its Subsidiaries has easement rights or on any leased property and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights of way and other similar restrictions.

            "Permitted Transferee" means, with respect to the Purchaser or any Permitted Transferee of the Purchaser, any Subsidiary of the Purchaser or any Affiliate of the Purchaser (but excluding any portfolio company of any member of the Purchaser's Group that does not engage in businesses similar to the Business); provided, however, that each Permitted Transferee must agree in writing to be bound by the terms of this Agreement and the Equity Commitment Letter to the same extent, and in the same manner, as the Purchaser or the transferring Permitted Transferee prior to the transfer of any Shares to such Permitted Transferee; provided, further, however, that the transfer of Shares to such Permitted Transferee is in compliance with all applicable securities laws.

            "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

            "Pitney Bowes Business" means (a) the business and operations of providing integrated mail, messaging, and document management systems, services and solutions for organizations of all sizes, (b) all other business (including the business and operations (other than the Business) related to the Company) and (c) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the businesses and operations as described in subsection (a) above as then conducted, but in any event not the Business, the PBGFS Business and businesses and operations related to the Excluded PBGFS Assets (as such term is defined in the Separation and Distribution Agreement).

            "Pre-Distribution Costs" has the meaning set forth in the Transition Services Agreement Term Sheet.

            "Preferred Premium" means twelve and one-half percent (12.5%).

            "Present Value" means the value as of the Distribution Date of each future Base Case Excess Amount and Audit Result Excess Amount, as applicable, discounted from the end of each calendar year to which such Base Case Excess Amount and Audit Result Excess Amount relates, as applicable, at the Discount Rate and assuming annual compounding.

            "Private Letter Ruling" means the private letter ruling from the IRS, in which the IRS rules that: (a) no gain or loss will be recognized by, and no amount will be included in the income of, the Company or Pitney Bowes upon the distribution of all of the PBGFS Capital Stock held by the Company to Pitney Bowes in the PBGFS Distribution, (b) no gain or loss will be recognized by, and no amount will be included in the income of, Pitney Bowes or the stockholders of Pitney Bowes upon the distribution of all of the Common Stock held by Pitney Bowes to the stockholders of Pitney Bowes in the Distribution, (c) no gain or loss will be recognized by, and no amount will be included in the income of, the Company as a result of the PBGFS Contribution, and (d) provided the merger of PB Equipment Management Inc. with and into the Company (the "PB Equipment Merger") qualifies as a statutory merger under applicable state law, the PB Equipment Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

            "Projection Inputs" means (a) the following inputs set forth in the Projections that were used to calculate net taxable income for purposes of the
Projections: "rents and residuals", "interest" (on non-recourse debt), "depreciation" and "fees and other revenues and expenses", (b) any recharacterization by the IRS of the inputs enumerated in clause (a), and (c) any new or different item of income, gain, loss, deduction or credit in respect of the Specified Leases, without regard to whether such item is enumerated in clause (a).

            "Projections" means the hypothetical net taxable income or loss of the Company with respect to the Specified Leases set forth in the projections attached hereto on Schedule 1.01.

            "Prospectus" means the prospectus (including any exhibits, schedules, or annexes attached thereto) and any amendments thereof or supplements thereto forming a part of the Registration Statement on Form S-1, if any.

            "Purchase Price Adjustment Amounts" means the Tranche I Adjustment Amount and the Tranche II Adjustment Amount.

            "Purchaser's Group" means, collectively, any Person that is an Affiliate of the Purchaser or Cerberus.

            "PV Audit Result Excess" means the Present Value of the Audit Result Excess Amount for each period within the Relevant Periods.

            "PV Base Case Excess" means the Present Value of the Base Case Excess Amount for each period within the Relevant Periods.

            "Qualified Equity Offering" means a public or nonpublic offering of shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock (collectively, "New Stock") solely for cash; provided, however, that none of the following shall constitute a Qualified Equity Offering: (a) the Tranche II Issuance; (b) any offering pursuant to any Employee Benefits Plan, stock purchase plan, stock ownership plan, stock option plan or other similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers, consultants or directors of the Company or any of its Subsidiaries; (c) any offering made as part of or in connection with any non-capital-raising transactions (including a partnership or joint venture or strategic alliance or investment or in consideration of an acquisition, merger or other business combination transaction approved by the Board of Directors of the Company); (d) any offering to any employee, consultant or director of the Company or any of its Subsidiaries made pursuant to any employment agreement or other written arrangement approved by the Board of Directors of the Company; (e) any issuance of Series B Preferred Stock or any other securities of the Company pursuant to the Rights Agreement; and (f) any issuance in connection with an antidilution adjustment to the Non-Voting Preferred Stock as a result of Section 8 of the Certificate of Designation.

            A "Qualifying Ownership Interest" shall be deemed to exist at any time the Purchaser and the Permitted Transferees collectively own a number of shares of Common Stock (giving effect to the conversion of the Non-Voting Preferred Stock into Common Stock) that in the aggregate represent not less than fifteen percent (15%) of the aggregate number of shares of Common Stock (giving effect to the conversion of the Non-Voting Preferred Stock into Common Stock) and initially acquired by the Purchaser pursuant to this Agreement.

            "Real Property" means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and Contract rights and other property and rights incidental to the ownership, lease or operation thereof.

            "Registration Rights Agreement" means the Registration Rights Agreement by and between the Company and the Initial Holders (as defined in the Registration Rights Agreement) in the form of Exhibit D attached hereto to be entered into in accordance with this Agreement.

            "Registration Statement" means the registration statement on Form 10 (including any and all exhibits filed thereto) to be filed under the Exchange Act or the registration statement on Form S-1 (including any and all exhibits filed thereto) to be filed under the Securities Act and the Form 8-A (including any and all exhibits filed thereto) to be filed under the Exchange Act, as applicable, pursuant to which the shares of Common Stock to be issued in connection with the Distribution will be registered, together with all amendments thereto.

            "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

            "Relevant Contracts" means the following categories of Contracts (excluding the Financing Documents) that solely relate to the Business: (a) any Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in Real Property; (b) any Lease or similar agreement to which a non-affiliated party is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by the Company or any of its Subsidiaries (at the time of the Distribution); (c) any Contract relating to a partnership, joint venture, strategic alliance, exclusivity, consortium or other similar arrangement; (d) any Contract relating to Indebtedness; (e) any outstanding customer option relating to any Contract; and
(f) any employment Contract.

            "Relevant Periods" means all taxable periods beginning after the Distribution Date and ending on December 31, 2022.

            "Representatives" means, collectively, with respect to any Person, such Person's directors, partners, members, officers, employees, financial advisors, lenders, insurers, consultants, accountants, attorneys, agents, representatives, equity investors, rating agencies, controlled Affiliates and controlling persons of such Person or its controlled Affiliates.

            "Rights Agreement" means the Rights Agreement by and between the Company and EquiServe Trust Company, N.A., as rights agent, substantially in the form of Exhibit D attached to the Separation and Distribution Agreement.

            "Ruling Request" means the submission to the IRS requesting the Private Letter Ruling and any supplemental submissions or other material correspondence in respect of the Private Letter Ruling.

            "Securities Act" means the U.S. Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

            "Separation and Distribution Agreement" means the Separation and Distribution Agreement by and between the Company and Pitney Bowes substantially in the form of Exhibit E attached hereto to be entered into in connection with the PBGFS Distribution and the Distribution.

            "Series B Preferred Stock" has the meaning ascribed to such term in the Rights Agreement.

            "Shares" means collectively the shares of Tranche I Stock and Tranche II Stock.

            "SL Tax Matter" means any Tax Matter related to an IRS audit of any Specified Lease.

            "Small Ticket Financing" means a Financing within the Dictaphone portfolio listed or described on Schedule 3.18(a)(ii) hereto or within the Imagistics portfolio listed or described on Schedule 3.18(a)(ii) hereto.

            "Specified Leases" means the Financings listed on Schedule 1.02.

            "Subordinated Debt Agreement" means the Note Purchase Agreement by and between the Company and the Purchaser substantially in the form of Exhibit F attached hereto to be entered into in accordance with this Agreement.

            "Subordinated Notes" means the Notes as such term is defined in the Subordinated Debt Agreement.

            "Subsidiary" means, with respect to any Person (a) a corporation, a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership or
(c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

            "Suit" means any suit, claim, action, arbitration, mediation, opposition, investigation or other proceeding.

            "Superior Proposal" means a written offer made by a Person other than the Purchaser, its Affiliates or Persons acting on its behalf (a) on terms (taken as a whole) that either the Board of Directors of the Company or the Board of Directors of Pitney Bowes determines in good faith would, if consummated, be more favorable to the Company or Pitney Bowes and their respective stockholders, as applicable, than the Transactions and (b) that either the Board of Directors of the Company or the Board of Directors of Pitney Bowes determines in good faith is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company or Board of Directors of Pitney Bowes, as applicable, in good faith deems relevant, including but not limited to all legal, financial, regulatory and other aspects of such proposal and the likely availability of any necessary financing).

            "Tax" means any federal, state, local or foreign net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, employment or other tax, custom duty, fee or other governmental charge of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto.

            "Tax Sharing Agreement" means the Tax Sharing Agreement by and between the Company and Pitney Bowes substantially in the form of Exhibit G attached hereto to be entered into in connection with the Distribution.

            "Transactions" means solely the transactions contemplated by the Equity Documents, which, for the avoidance of doubt, does not include the transactions contemplated by the Internal Restructuring, including the PBGFS Contribution, the PBGFS Distribution, the Financing Transactions, the Company Contribution and the Distribution.

            "Transactions Expenses" means any and all expenses incurred in connection with the Transactions, the Internal Restructuring, the PBGFS Contribution, the PBGFS Distribution, the Company Contribution and the Distribution calculated and determined in accordance with GAAP.

            "Transition Services Agreement" means the Transition Services Agreement by and between the Company and Pitney Bowes to be entered into in connection with the Distribution.

            (b) As used herein, the phrase "to the knowledge" of the Company as of any date shall mean the actual knowledge of Keith Williamson, Lawrence Osmanski, Michael Costello, Stephen Wayne, Ann Schaumberger, David Kleinman, Christian Schulitz, Jeffrey Ramos, Michael Ryan and Christian Hughes.

            (c) Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. Unless the context otherwise requires:

            (i) a term has the meaning assigned to it;

            (ii) "or" is not exclusive;

            (iii) "including" means including without limitation; and

            (iv) words in the singular include the plural and words in the plural include the singular.

            (d) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

Term                                                   Section
----                                                   -------
Agreement                                              Preamble
Amended Bylaws                                         5.04
Audited Balance Sheet                                  3.05(b)
Audited Financial Statements                           3.05(b)
Cash Flows                                             3.05(a)
Closing Financial Statements                           2.05(a)
Closing Notice                                         2.05(a)
Common Stock                                           Recitals

Term                                                   Section
----                                                   -------
Company                                                Preamble
Company Contribution                                   Recitals
Company Cure Period                                    8.04(a)
Company Intellectual Property                          3.08(a)
Company Lease                                          3.16(a)
Data                                                   Article I - definition of
                                                       "Intellectual Property"
Designated Stock                                       5.15(a)
Distribution                                           Recitals
Distribution Date                                      2.03
Eligible Purchasers                                    5.15(a)
Employee Benefits Agreement Term Sheet                 Article I - definition of
                                                       "Distribution Term Sheet"
Escrow Funds                                           2.02(a)
Expense Reimbursement                                  8.04(b)
Financing Policies                                     3.19
Financing Transactions                                 Recitals
Imagistics                                             Article I - definition of
                                                       "Material Adverse Effect"
Independent Accounting Firm                            2.05(b)
Initial Directors                                      5.06(a)
Interim Warehouse Financing                            6.10
Internal Restructuring                                 Article I - definition of
                                                       "Material Adverse Effect"
Material Contracts                                     3.20(a)
Net Worth Statement                                    2.05(a)
New Stock                                              Article I - definition of
                                                       "Qualified Equity
                                                       Offering"
Non-Voting Preferred Stock                             Recitals
Notice of Disagreement                                 2.05(b)
PB Equipment Merger                                    Article I - definition of
                                                       "Private Letter Ruling"
PBGFS                                                  Recitals
PBGFS Contribution                                     Recitals
PBGFS Distribution                                     Recitals
Pitney Bowes                                           Preamble
Private Placement                                      5.15(c)
Preferred Director                                     5.06
Purchaser                                              Preamble

Term                                                   Section
----                                                   -------
Purchaser Cure Period                                  8.04(a)
Repurchase Date                                        2.08(a)
Restated Certificate                                   5.04
Schedules                                              8.11
Specified Lease Adjustment Amount                      2.05(a)
Statements of Operations                               3.05(a)
Tax Returns                                            3.17
Termination Payment                                    8.04(b)
Tranche I Adjustment Amount                            2.05(d)
Tranche I Closing                                      2.02
Tranche I Closing Date                                 2.02
Tranche I Issuance                                     2.01(a)
Tranche I Stock                                        Recitals
Tranche I Stock Purchase Price                         2.01(a)
Tranche II Adjustment Amount                           Section 2.05(e)
Tranche II Closing                                     2.04
Tranche II Closing Date                                2.04
Tranche II Issuance                                    2.01(a)
Tranche II Stock                                       Recitals
Tranche II Stock Certificates                          2.04(a)
Tranche II Stock Purchase Price                        2.01(a)
Transition Services Agreement Term Sheet               Article I - definition of
                                                       "Distribution Term Sheet"
Unaudited Balance Sheet                                3.05(a)
Unaudited Financial Statements                         3.05(a)
Update Notice                                          3.26(b)

                                   ARTICLE II

                          Sale, Purchase and Repurchase

            SECTION 2.01. Agreement to Sell and to Purchase; Purchase Price. (a) Upon the terms and subject to the conditions set forth in this Agreement and, in case of the Tranche II Issuance, this Agreement and the Escrow Agreement:

            (i) immediately following the consummation of the Company Contribution and immediately prior to the Distribution, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase and accept from the Company the Tranche I Stock (the "Tranche I Issuance"), for an aggregate purchase price equal to $28,570,536.83, subject to adjustment as set forth in Section 2.05(d) (the "Tranche I Stock Purchase Price"); and

            (ii) as soon as practicable following the consummation of the Distribution, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase and accept from the Company the Tranche II Stock (the "Tranche II Issuance") for a purchase price equal to $87,281,222.99, subject to adjustment as set forth in Section 2.05(e) (the "Tranche II Stock Purchase Price").

            (b) An aggregate amount equal to the Tranche I Stock Purchase Price shall be paid by wire transfer of immediately available funds to a bank account or bank accounts designated by the Company on or before the Tranche I Closing Date.

            (c) An aggregate amount equal to the Tranche II Stock Purchase Price shall be paid by wire transfer of immediately available funds to the Escrow Agent on or before the Tranche I Closing Date to be held in escrow in accordance with the terms of this Agreement and the Escrow Agreement.

            (d) The Company shall not be required to issue and sell any shares of Tranche I Stock to the Purchaser, and the Purchaser shall not be required to purchase any shares of Tranche I Stock from the Company, unless the conditions set forth in Section 2.02, Section 7.01 and Section 7.02 to the issuance and sale of the Tranche I Stock to the Purchaser shall have been satisfied or waived.

            (e) The Company shall not be required to issue and sell any shares of Tranche II Stock to the Purchaser, and the Purchaser shall not be required to purchase any shares of Tranche II Stock from the Company, unless the conditions set forth in Section 2.04 and Section 7.05 to the issuance and sale of the Tranche II Stock to the Purchaser shall have been satisfied or waived.

            SECTION 2.02. Tranche I Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.02, the closing in respect of the Tranche I Issuance (the "Tranche I Closing") shall occur immediately after the Company Contribution and immediately prior to the Distribution, which is expected to occur no later than 12 months from the date hereof, or at such other time and date as the parties hereto shall agree in writing (such date and time, the "Tranche I Closing Date"). The Tranche I Closing shall be held at the offices of White & Case LLP, located at 1155 Avenue of the Americas, New York, New York 10036 or at such other place as the parties hereto shall agree in writing.

            On the Tranche I Closing Date:

            (a) The Purchaser shall deliver:

                  (i) to the Company, the officer's certificate of the Purchaser as contemplated by Section 7.01(c);

                  (ii) to each of the Company and the Escrow Agent, a copy of the Escrow Agreement executed by the Purchaser;

                  (iii) to the Company, a copy of the Registration Rights
                        Agreement executed by the Purchaser;

                  (iv) to the Company, an amount in cash equal to the Tranche I Stock Purchase Price; and

                  (v) to the Escrow Agent, an amount in cash equal to the Tranche II Stock Purchase Price (the "Escrow Funds").

            (b) The Company shall deliver:

                  (i) to the Purchaser, the officer's certificate of the Company as contemplated by Section 7.02(c);

                  (ii) to each of the Purchaser and the Escrow Agent, a copy of the Escrow Agreement executed by the Company;

                  (iii) to the Purchaser, a copy of the Registration Rights
                        Agreement executed by the Company; and

                  (iv) to the Purchaser, certificates representing the shares of Tranche I Stock being purchased by the Purchaser pursuant to Section 2.01(a)(i), which shall be in definitive form and registered in the name of the Purchaser or a Permitted Transferee and in such denominations as the Purchaser shall request not later than three (3) Business Days prior to the Tranche I Closing Date.

            (c) The Escrow Agent shall deliver to each of the Company and the Purchaser a copy of the Escrow Agreement executed by the Escrow Agent.

            SECTION 2.03. Distribution. Subject to the satisfaction or waiver of the conditions set forth in Sections 7.03 and 7.04, the Distribution shall occur immediately after the Tranche I Closing (the "Distribution Date").

            On the Distribution Date:

            (a) The Purchaser shall deliver:

                  (i) to the Company, the officer's certificate of the Purchaser as contemplated by Section 7.03(c);

                  (ii) to the Company, a copy of the Subordinated Debt Agreement executed by the Purchaser; and

                  (iii) to the Company, an amount in cash equal to $5,000,000, constituting full payment for the Subordinated Notes.

            (b) The Company shall deliver:

                  (i) to the Purchaser, the officer's certificate of the Company as contemplated by Section 7.04(c); and

                  (ii) to the Purchaser, a copy of the Subordinated Debt Agreement and the Subordinated Notes executed by the Company.

            SECTION 2.04. Tranche II Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 7.05, the closing in respect of the Tranche II Issuance (the "Tranche II Closing") shall occur as soon as practicable after the Distribution or at such other time and date as the parties hereto shall agree in writing (such date and time, the "Tranche II Closing Date"). The Tranche II Closing shall be held at the offices of White & Case LLP, located at 1155 Avenue of the Americas, New York, New York 10036 or at such other place as the parties hereto shall agree in writing.

            On the Tranche II Closing Date:

            (a) The Company shall deliver to the Purchaser, certificate(s) representing the shares of the Tranche II Stock (the "Tranche II Stock Certificates") being purchased by the Purchaser pursuant to Section 2.01(a)(ii), which shall be in definitive form and registered in the name of the Purchaser or a Permitted Transferee and in such denominations as the Purchaser shall request no later than three (3) Business Days prior to the Tranche II Closing Date.

            (b) Each of the Company and the Purchaser shall deliver to the Escrow Agent the Tranche II Instructions (as such term is defined in the Escrow Agreement) and the Tranche II Certificate (as such term is defined in the Escrow Agreement), in each case in accordance with the terms of the Escrow Agreement.

            (c) The Escrow Agent shall release and deliver to the Company the Escrow Funds and shall release and deliver to the Purchaser the Earned Income (as such term is defined in the Escrow Agreement), in accordance with the terms of the Escrow Agreement.

            SECTION 2.05. Preparation of Closing Date Balance Sheet; Purchase Price Adjustment. The Tranche I Stock Purchase Price and the Tranche II Stock Purchase Price shall be adjusted as follows:

            (a) The Company shall deliver to the Purchaser a notice notifying the Purchaser of the proposed Tranche I Closing Date (the "Closing Notice"), which proposed Tranche I Closing Date shall be no less than 30 calendar days and no more than 60 calendar days from the date such Closing Notice is delivered to the Purchaser. The Company shall prepare and deliver to the Purchaser at least fifteen (15) Business Days prior to the proposed Tranche I Closing Date (i) the Closing Date Balance Sheet, (ii) a statement derived from the Closing Date Balance Sheet setting forth a calculation of the Net Worth, the Net Worth Difference Amount, the Adjusted Net Worth Difference Amount and the Purchase Price Adjustment Amounts as of the date of the Closing Date Balance Sheet (the "Net Worth Statement", and, together with the Closing Date Balance Sheet, the "Closing Financial Statements") and (iii) if applicable, a statement setting forth the calculation of the Aggregate PV Audit Result Excess Amount and the Aggregate PV Base Case Excess Amount, including the calculation adjusting the Net Worth Difference Amount (the "Specified Lease Adjustment Statement"). For purposes of preparing the Net Worth Statement, it will be assumed by the Company that the Internal Restructuring (which includes the Financing Transactions), the PBGFS Contribution, the PBGFS Distribution, and the Company Contribution were consummated as of the date of the Net Worth Statement and the Closing Date Balance Sheet shall be prepared in accordance with the same accounting policies, principles, practices and methods used in preparing the Unaudited Balance Sheet as reflected in the notes thereto.

            (b) Within ten (10) Business Days following the Purchaser's receipt of the Net Worth Statement and the Specified Lease Adjustment Statement, if applicable, the Purchaser and its independent auditors shall be permitted to review the working papers of the Company relating to the Net Worth Statement and the Specified Lease Adjustment Statement, if applicable. The Net Worth Statement and the Specified Lease Adjustment Statement, if applicable, shall become final and binding upon the Company and the Purchaser on the eleventh (11th) Business Day following delivery thereof, unless the Purchaser gives written notice of its disagreement with the Net Worth Statement and/or the Specified Lease Adjustment Statement, if applicable, (a "Notice of Disagreement") to the Company prior to such date.

            (c) Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Net Worth Statement not being prepared or any of the Net Worth, the Net Worth Difference Amount, the Adjustment Net Worth Difference Amount or the Adjusted Purchase Price Amounts not being determined in accordance with this Section 2.05 or the Specified Lease Adjustment Statement not being prepared or the Aggregate PV Audit Result Amount or the Aggregate PV Base Case Excess Amount not being determined in accordance with Section 2.06. During the seven (7) Business Day period following the delivery of a Notice of Disagreement, the Company and the Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and agree on a final determination of the disagreements set forth in the Notice of Disagreement. During such period the Company and its auditors shall have access to the working papers of the Purchaser and, if applicable, the Purchaser's auditors' working papers prepared in connection with the Notice of Disagreement. At the end of such seven (7) Business Day period, the Company and the Purchaser shall submit to a nationally recognized independent accounting firm (the "Independent Accounting Firm") for arbitration of any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Independent Accounting Firm shall be Ernst & Young, or, if such firm is unable or unwilling to act, the first of the Big Four Public Accounting Firms (on an alphabetical basis) that is not currently serving as the auditor of either the Company or the Purchaser shall be selected to resolve the dispute. The Company and the Purchaser shall instruct the Independent Accounting Firm to render its reasoned written decision as promptly as practicable but in no event later than fifteen (15) Business Days after submission of all matters in dispute. The cost of any arbitration (including the fees and expenses of the Independent Accounting Firm and reasonable attorney fees and expenses pursuant to this Section 2.05 shall be borne by the Purchaser and the Company in inverse proportion as they may prevail in matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted. Except as otherwise provided herein, the procedures for resolution of disputes concerning the Closing Financial Statements and the Specified Lease Adjustment Statement, if applicable, shall (i) be final, binding and conclusive on the Company and the Purchaser for purposes of the purchase price adjustments only and for no other purpose in connection with this Agreement so that when the Closing Financial Statements and the Specified Lease Adjustment Statement, if applicable, are deemed final hereunder, neither the Company nor the Purchaser will be entitled to subject the Closing Financial Statements, any resolution by and between the Company and the Purchaser under this Section 2.05(b) or the Independent Accounting Firm's decision to any court or tribunal, for purposes of the purchase price adjustments and (ii) shall constitute an arbitral determination upon which a judgment may be entered by a court of competent jurisdiction.

            (d)In the event that the Net Worth is not equal to the Base Line Equity, the Tranche I Stock Purchase Price shall be adjusted downward or upward, as applicable, by an amount equal to the product of (i) the quotient of (x) the Adjusted Net Worth Difference Amount, divided by (y) 0.801, times (ii) 0.199 (the "Tranche I Adjustment Amount"). This formula is set forth immediately below.

      (Adjusted Net Worth Difference Amount / 0.801) x 0.199 = Tranche I Adjustment Amount

            (e) In the event that the Net Worth is not equal to the Base Line Equity, the Tranche II Stock Purchase Price shall be adjusted downward or upward, as applicable by an amount equal to (i) the product of (x) the quotient of (A) the Adjusted Net Worth Difference Amount, divided by (B) 0.52, times (y) 0.48, minus (ii) the Tranche I Adjustment Amount, times (iii) the sum of 1, plus the Preferred Premium (the "Tranche II Adjustment Amount"). This formula is set forth immediately below.

(((Adjusted Net Worth Difference Amount / 0.52) x 0.48) - Tranche I Adjustment Amount) x (1 + Preferred Premium) = Tranche II Adjustment Amount

            SECTION 2.06. Specified Lease Purchase Price Adjustment. (a) In the event that a Final Resolution of an SL Tax Matter occurs prior to the delivery of the Specified Lease Adjustment Statement to the Purchaser in accordance with
Section 2.05(a) then:

                  (i) If the Aggregate PV Audit Result Excess Amount exceeds the Aggregate PV Base Case Excess Amount, then the Net Worth Difference Amount shall be reduced by any amount equal to such excess; or

                  (ii) If the Aggregate PV Base Case Excess Amount exceeds the Aggregate PV Audit Result Excess Amount, then the Net Worth Difference Amount shall be increased by an amount equal to such excess.

            (b) An example of the purchase price adjustment set forth in this
Section 2.06 is attached as Schedule 2.06(b) hereto solely for illustrative purposes.

            SECTION 2.07. Stock Split; Common Stock Issuances. (a) In the event that the Company effects a stock split for its Common Stock on or prior to the Tranche I Closing Date, the number of shares of (i) Tranche I Stock and (ii) Common Stock upon conversion of the Tranche II Stock, each to be purchased by the Purchaser in accordance with Section 2.01 shall be adjusted proportionately based on the stock split ratio. All fractions of a share of Common Stock shall be rounded down.

            (b) In the event that the Company, between the date hereof and the Tranche I Closing Date, consummates issuances of shares of Common Stock of the Company in accordance with Section 5.16(d), the number of shares of (i) the Tranche I Stock to be purchased by the Purchaser in accordance with Section 2.01(a)(i) shall be adjusted to represent an economic interest in the Company of 12.9% of the then issued and outstanding shares of Common Stock on a fully diluted basis (including taking into account the shares of Common Stock to be issued upon conversion of the Tranche II Stock) as of the Tranche II Closing Date and (ii) Common Stock upon conversion of the Tranche II Stock to be purchased by the Purchaser in accordance with Section 2.01(a)(ii) shall be adjusted to represent an economic interest in the Company of 35.1% of the then issued and outstanding shares of Common Stock on a fully diluted basis (including taking into account the shares of Common Stock to be issued upon conversion of the Tranche II Stock) as of the Tranche II Closing Date. For the avoidance of doubt, following the issuance of any of the Shares, such Shares shall be subject to dilution as a result of any issuance by the Company of any of its securities after the Tranche II Closing Date.

            SECTION 2.08. Repurchase of the Tranche I Stock. (a) If the Distribution has not been consummated on or prior to the next Business Day immediately succeeding the Tranche I Closing Date, then, on the third Business Day immediately succeeding the Tranche I Closing Date (the "Repurchase Date"), the Company, shall (subject to all Applicable Laws and the next sentence) repurchase from the Purchaser all shares of Tranche I Stock purchased by the Purchaser free from all claims, charges, Liens, rights of preemption or equities whatsoever for an aggregate amount equal to the Tranche I Stock Purchase Price. For the avoidance of doubt, if the Distribution shall have occurred prior to the third Business Day immediately succeeding the Tranche I Closing Date, the Company shall have no obligation to repurchase from the Purchaser the shares of Tranche I Stock purchased by the Purchaser.

            (b) On the Repurchase Date, (i) the Purchaser shall deliver to the Company the share certificate(s) for the Tranche I Stock, (ii) the Company shall pay to the Purchaser an aggregate amount equal to the Tranche I Stock Purchase Price as payment in full for the repurchase of the shares of Tranche I Stock,
(iii) the Purchaser and the Company shall each execute and deliver to the Escrow Agent the Termination Instructions and the Termination Certificate (as such terms are defined in the Escrow Agreement) to the Escrow Agent and (iv) the Escrow Agent shall release the Escrow Amount, (as such term is defined in the Escrow Agreement) to the Purchaser in accordance with the terms of the Escrow Agreement.

                                  ARTICLE III

                  Representations and Warranties of the Company

            The Company hereby represents and warrants to the Purchaser on the date hereof, on the Tranche I Closing Date and on the Distribution Date, as if made on such date, as applicable, as follows:

            SECTION 3.01. Organization and Standing. (a) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on the Business as it is now being conducted and as proposed to be conducted immediately following the Distribution. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have or would not reasonably be expected to have a Material Adverse Effect. The Company has furnished to the Purchaser true and correct copies of the Company's certificate of incorporation and by-laws as amended through the date of this Agreement and true and correct copies of the Restated Certificate, the Amended Bylaws and the Certificate of Designation in substantially the form as will be in effect as of the Distribution (exclusive of the certificate of designation to be filed in connection with the Rights Agreement).

            (b) Each Subsidiary of the Company is an entity duly incorporated, formed or organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, formation or organization and has all requisite power and authority to own its properties and assets and to carry on its business as it is presently conducted or as it is proposed to be conducted immediately following the Distribution, and each such Subsidiary is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as would not have or would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.01(b)(i) all of the outstanding shares of Capital Stock of each such Subsidiary set forth on Schedule 3.01(b)(iii) are validly issued, fully paid, nonassessable and free of preemptive rights and upon consummation of the Distribution will be owned directly or indirectly by the Company and (ii) except as set forth on Schedule 3.01(b)(ii), there are no subscriptions, options, warrants, rights, calls, Contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of Capital Stock of any such Subsidiary set forth on Schedule 3.01(b)(iii), including any right of conversion or exchange under any outstanding security, instrument or agreement. Schedule 3.01(b)(iii) sets forth a list of the ownership interests of the Company in each of its Subsidiaries as of immediately after the Distribution.

            SECTION 3.02. Capital Stock. (a) The authorized Capital Stock of the Company as of the date hereof consists of 20,000 shares, of which (i) 10,000 shares are preferred stock with no par value of which no shares are issued and outstanding and (ii) 10,000 shares are common stock with the par value of $0.001 per share, of which 460 Common Shares are issued and outstanding and are owned by Pitney Bowes as of the date hereof.

            (b) Each share of Capital Stock of the Company that will be issued and outstanding immediately following the Tranche I Closing and Tranche II Closing, as applicable, will be duly authorized and validly issued and fully paid and nonassessable, and the issuance thereof, subject to Section 5.15, will not be subject to any preemptive rights or made in violation of any Applicable Law. Except as may otherwise be provided for in this Agreement, the Internal Restructuring and the Transactions, there are no outstanding material contractual obligations of the Company to repurchase, redeem, or otherwise acquire any shares of Capital Stock of the Company. Except as may otherwise be provided for in this Agreement, the Distribution Agreements, the Transactions and the Internal Restructuring, there are no outstanding material contractual obligations of any of the Subsidiaries set forth on Schedule 3.01(b)(iii) to repurchase, redeem, or otherwise acquire any shares of Capital Stock of such Subsidiaries.

            (c) Except as provided for in the Equity Documents, the Certificate of Designation, the Rights Agreement and the certificate of designation to be filed in accordance with the Rights Agreement, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company or options that will be converted into options to purchase shares of Common Stock or Non-Voting Preferred Stock and (ii) no restrictions upon, or Contracts or understandings of the Company with respect to, the voting or transfer of any shares of Capital Stock of the Company.

            SECTION 3.03. Authorization; Enforceability. The Company has the power and authority to execute, deliver and perform the terms and provisions of each of the Equity Documents and the Registration Rights Agreement, and, as of the Tranche I Closing Date, and the Distribution Date, as applicable, will have taken all action necessary to authorize the execution, delivery and performance by it of each of such Equity Documents, the Registration Rights Agreement, the Subordinated Debt Agreement and the Distribution Agreements and to consummate the transactions contemplated thereby. As of the Tranche I Closing Date and the Distribution Date, as applicable, no other corporate proceeding on the part of the Company will be necessary for such authorization, execution, delivery and consummation. The Company has duly executed and delivered this Agreement and, on the Tranche I Closing Date, the Company will have duly executed and delivered each of the other Equity Documents and the Registration Rights Agreement to be executed and delivered on or prior to the Tranche I Closing Date and, on the Distribution Date, the Company will have duly executed and delivered the Subordinated Debt Agreement. This Agreement constitutes, and each of the Escrow Agreement, the Registration Rights Agreement, the Subordinated Debt Agreement and the Subordinated Notes, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            SECTION 3.04. No Violation; Consents. (a) Subject to the governmental filings and other matters referred to in Section 3.04(b), the execution, delivery and performance by the Company of each of the Equity Documents, the Registration Rights Agreement and the Subordinated Debt Agreement and the consummation by the Company of the Transactions do not and will not contravene any Applicable Law, except for any such contravention that would not have or would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.04(a), the execution, delivery and performance by the Company of each of the Equity Documents, the Registration Rights Agreement and the Subordinated Debt Agreement and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries are bound or to which any of the assets of the Business will be subject immediately following the Distribution or (B) result in the creation or imposition of any Lien upon any of the assets of the Business, except, in each case, for any such violations, breaches, defaults or Liens that would not have or would not reasonably be expected to have a Material Adverse Effect and (ii) will not conflict with or violate any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries.

            (b) Except as set forth on Schedule 3.04(b) and except for (i) applicable filings, if any, with the Commission pursuant to the Securities Act or the Exchange Act, (ii) filings under state securities or "blue sky" laws and
(iii) filing of the Restated Certificate and Certificate of Designation, each with the Secretary of State of the State of Delaware, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person (including the stockholders of Pitney Bowes) is required to be obtained or made by the Company, Pitney Bowes or any of their respective Subsidiaries for the execution, delivery and performance of any of the Equity Documents, the Registration Rights Agreement, the Subordinated Debt Agreement or the consummation of the Transactions, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not have or would not reasonably be expected to have a Material Adverse Effect.

            SECTION 3.05. Financial Statements. (a) The Company has made available to the Purchaser the unaudited consolidated pro forma balance sheet (taking into account the Internal Restructuring (which includes the Financing Transactions), the PBGFS Contribution, the PBGFS Distribution, the Company Contribution and $15,000,000 of expenses in the aggregate to be reimbursed by the Company to Pitney Bowes and the Purchaser, but excluding the Interim Warehouse Financing) (the "Unaudited Balance Sheet") as of December 31, 2004 attached hereto as Exhibit H and statements of operations (the "Statements of Operations"), and cash flows (the "Cash Flows") of the Company and its consolidated Subsidiaries (taking into account the Internal Restructuring (which includes the Financing Transactions), the PBGFS Contribution, the PBGFS Distribution, the Company Contribution and $15,000,000 of expenses in the aggregate to be reimbursed by the Company to Pitney Bowes and the Purchaser, but excluding the Interim Warehouse Financing) as of, and for the year ended, December 31, 2004 (the Statements of Operations and the Cash Flows, together with the Unaudited Balance Sheet, the "Unaudited Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with the Company's accounting policies, principles, practices and methods consistently applied, which policies are consistent with and comply with GAAP as of such date and present fairly, in all material respects, the consolidated financial positions and the results of operation and cash flows of the Company and its consolidated Subsidiaries (subject to the absence of footnotes and other presentation items and of normal year end adjustments).

            (b) When delivered to the Purchaser, the audited consolidated pro forma balance sheet (the "Audited Balance Sheet") and statements of operations, and cash flows of the Company and its consolidated Subsidiaries (taking into account the Internal Restructuring (which includes the Financing Transactions), the PBGFS Contribution, the PBGFS Distribution, the Company Contribution and $15,000,000 of expenses in the aggregate to be reimbursed by the Company to Pitney Bowes and the Purchaser, but excluding the Interim Warehouse Financing) as of, and for the year ended, December 31, 2004 and related footnotes thereof (the "Audited Financial Statements"), shall have been prepared in accordance with the Company's accounting policies, principles, practices and methods consistently applied, which policies are consistent with and comply with GAAP as of such date and present fairly, in all material respects, the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the date of the Audited Financial Statements.

            SECTION 3.06. Material Adverse Change. Since December 31, 2004, except as set forth on Schedule 3.06 or as contemplated by this Agreement and in the Distribution

Agreements, including the Transactions and the Internal Restructuring, (a) the Company and its Subsidiaries have conducted the Businesses in the ordinary course of business consistent with past practices in all material respects and
(b) nothing has occurred which has had, or would reasonably be expected to have a Material Adverse Effect.

            SECTION 3.07. Assets. Except as set forth on Schedule 3.07, the Company and its Subsidiaries own and have and, immediately following the Distribution, will own and have, good and valid title to, or a valid leasehold interest in, and, immediately following the Distribution will have, sufficient rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible) reasonably necessary to conduct the Business, free and clear of all Liens, except for Permitted Liens, and all of the assets reflected in the Unauditied Financial Statements or the Audited Financial Statements, other than those assets disposed of in the ordinary course of business consistent with past practice. This Section 3.07 does not apply to Intellectual Property (for which Section 3.08 is applicable).

            SECTION 3.08. Intellectual Property. (a) Immediately following the Distribution, in accordance with the Separation and Distribution Agreement, the Transition Services Agreement and the Intellectual Property Agreement, the Company and its Subsidiaries will have sufficient rights to use the Intellectual Property that is reasonably necessary to conduct the Business as currently conducted and as currently contemplated to be conducted by the Company and its Subsidiaries, as applicable, immediately after the Distribution (the "Company Intellectual Property").

            (b) Nothing in this Agreement shall be construed as granting to the Company any license, whether express or implied, to use any Intellectual Property owned or controlled by Pitney Bowes or conveying any other rights to the Company in any Intellectual Property owned or controlled by Pitney Bowes.

            (c) Since January 1, 2003, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notification that the conduct of the Business by the Company or any of its Subsidiaries has infringed upon or violated the Intellectual Property rights of others in any material respects, and to the knowledge of the Company no material Company Intellectual Property is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in a violation or infringement of the Intellectual Property rights of any Person or the abandonment, cancellation, or unenforceability of any material Company Intellectual Property.

            (d) Except as set forth on Schedule 3.08(d), the Company or one of its Subsidiaries will, immediately following the Distribution, have good title to each item of Company Intellectual Property material to the conduct of the Business that is owned by the Company or any of its Subsidiaries, after giving effect to the transactions contemplated by the Distribution Agreements, free and clear of any Liens other than Permitted Liens.

            (e) Since January 1, 2003, to the knowledge of the Company, there have been no Suits decided, settled, pending, or, threatened against the Business that involve claims concerning the validity, enforceability, ownership or license or other right to use any Company Intellectual Property or Data that is owned by the Company or any of its Subsidiaries.

            (f) The Company and each of its Subsidiaries have timely made all filings, payments and ownership recordations with the appropriate foreign and domestic agencies required to maintain in subsistence all material Intellectual Property that is owned by the Company or any of its Subsidiaries.

            (g) The Company and each of its Subsidiaries have taken all reasonable measures to protect the secrecy and confidentiality of all material trade secrets used or held for use in the Business.

            (h) To the knowledge of the Company, the conduct of the Business does not require any license to any patent that Pitney Bowes licenses pursuant to any patent cross license agreement previously entered into by Pitney Bowes with any third party licensor.

            (i) The IT Systems that are used in the Business are adequate in all material respects for their intended use and for the operation of the Business, as currently operated and as currently contemplated to be operated by the Company in the future, and are in good working condition (normal wear and tear expected); provided, that this provision provides no warranty of non interruption of operation.

            SECTION 3.09. Employee Benefit Plans. (a) Schedule 3.09(a)(i) sets forth a list of all Employee Benefit Plans as of the date hereof. The Company has delivered or made available to Purchaser complete and correct copies of each Employee Benefit Plan, or written summaries of any unwritten material Employee Benefit Plan. Except as set forth on Schedule 3.09(a)(ii) or as would not have or would not reasonably be expected to have a Material Adverse Effect, no Employee Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company or any of its Subsidiaries, other than continuation coverage required by COBRA. Except as set forth on Schedule 3.09(a)(iii) or as would not have or would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan has been operated in accordance with its terms, ERISA, the Code, and all other Applicable Laws. There has been no "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Employee Benefit Plan except as would not have or would not reasonably be expected to have a Material Adverse Effect. No Employee Benefit Plan that is or was subject to Section 302 of ERISA or Section 412 of the Code has incurred an accumulated funding deficiency, whether or not waived except as would not have or would not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened investigations or claims by the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental agency or any individual relating to any of the Employee Benefit Plans. Neither the Company nor any ERISA Affiliate is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) or "mass withdrawal liability" (within the meaning of PBGC Regulation 4219.2) that has not been fully paid. Except as set forth on Schedule 3.09(a)(iv) and except as would not have or would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions contemplated by this Agreement will not increase any benefits or payments or result in the acceleration or creation of any rights of any Person to benefits under any Employee Benefit Plan or agreement (including but not limited to, the acceleration of the vesting or exercisability of any stock options or the acceleration of the accrual or vesting of any benefits under any Employee Benefit Plan or agreement). Except as set forth on Schedule 3.09(a)(v) or as would not have or would not reasonably be expected to have a Material Adverse Effect, no payment or benefit to be provided to any employee of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement is reasonably expected to constitute an "excess parachute payment" within the meaning of
Section 280G of the Code.

            SECTION 3.10. Employees and Labor Relations. Except as set forth on
Schedule 3.10, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any employment or collective bargaining agreement. The Company has made available to the Purchaser complete and correct copies of the agreements set forth on Schedule 3.10. To the knowledge of the Company, no employee organizing efforts are pending with respect to nonunionized employees of the Company or any of its Subsidiaries. There are no existing or, to the knowledge of the Company, threatened labor strikes, work stoppages or slowdowns affecting the Company or any of its Subsidiaries. There are no complaints, charges, grievances, unfair labor practices, labor arbitration proceedings, or claims against the Company or any of its Subsidiaries pending or to the knowledge of the Company threatened in writing to be brought or filed, with any governmental entity or arbitrator based on, arising out of, in connection with, or otherwise relating to, the employment or termination of employment of any individual by the Company or any of its Subsidiaries, in each case, that would have or would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes, except where noncompliance would not have or would not reasonably be expected to have a Material Adverse Effect. No event giving rise to the requirement that notice be given to any employee of the Company or any of its Subsidiaries under the Worker Adjustment and Retraining Notification Act or under any similar state or local law has occurred or been announced during the ninety (90)-day period ending on the date of this Agreement or any longer period required by any local legislation.

            SECTION 3.11. No Undisclosed Material Liabilities. Except as disclosed on Schedule 3.11, there are no liabilities of the Company and its Subsidiaries (taking into effect the Internal Restructuring (including the Financing Transactions), the PBGFS Contribution, the PBGFS Distribution and the Company Contribution) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed, reflected or reserved against in the Unaudited Balance Sheet or the Audited Balance Sheet, as applicable, (b) liabilities incurred in the ordinary course consistent with past practice since December 31, 2004, (c) liabilities arising under the Equity Documents and the Distribution Agreements, (d) liabilities not required by GAAP to be recognized or disclosed on the Unaudited Balance Sheet or the Audited Balance Sheet or the notes thereto, as applicable,
(e) liabilities to be retained or assumed by Pitney Bowes and from which the Company shall be released, in accordance with the Distribution Agreements, (f) Tax liabilities and (g) such other liabilities as would not have or would not reasonably be expected to have a Material Adverse Effect.

            SECTION 3.12. Compliance with Laws. The Business, the Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws, except for (a) instances of noncompliance that have not had and would not reasonably be expected to have a Material Adverse Effect, (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.15) and (c) compliance with Tax laws (as to which certain representations and warranties are made pursuant to Section 3.17).

            SECTION 3.13. Litigation. Except as disclosed on Schedule 3.13, there are no (a) outstanding Suits or Governmental Orders against or affecting the Company or any of its Subsidiaries, (b) proceedings pending or, to the knowledge of the Company, threatened against or affecting the Business, the Company or any of its Subsidiaries or (c) investigations by any Governmental Authority that are, to the knowledge of the Company, pending or threatened against or affecting the Business, the Company or any of its Subsidiaries that, in any case would have or would reasonably be expected to have a Material Adverse Effect.

            SECTION 3.14. Compliance with Constituent Documents. Neither the Company nor any of its Subsidiaries are in breach or violation of or in default in the performance or observance of any material term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a material default under the respective articles or certificate of incorporation, bylaws or similar organizational instruments of such entities.

            SECTION 3.15. Environmental Matters. Except as set forth on Schedule
3.15 and except as would not have or would not reasonably be expected to have a Material Adverse Effect, (a) the Business and the operations of the Company are conducted in material compliance with all applicable Environmental Laws, (b) the Company has obtained and is in material compliance with all material Permits or authorizations that are required under applicable Environmental Laws to operate the facilities, assets and Business of the Company, (c) no Environmental Claims have been asserted against the Company or any of its Subsidiaries, nor does the Company have knowledge or notice of any threatened or pending Environmental Claim against the Company or its Subsidiaries and (d) there has been no Release
(i) at any of the properties owned or operated by the Company or its Subsidiaries or (ii) as a result of any activity of the Business.

            SECTION 3.16. Real Property. (a) Schedule 3.16 contains a list of each interest in Real Property relating to the Business that is (i) owned by the Company as of the date hereof and describing the type of interest therein held by the Company and whether the Company leases such owned Real Property and (ii) leased, subleased or otherwise occupied or utilized by the Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describing the type of interest therein held by such Company (a "Company Lease") except, in each case, to interests in Real Property in connection with a Financing.

            (b) The Real Property described in clause (a)(i) of this Section
3.16 is owned by the Company, free and clear of all Liens, except for Permitted Liens.

            (c) The Company's interest under each Company Lease is free and clear of all Liens, except for Permitted Liens.

            SECTION 3.17. Taxes. The Company and its Subsidiaries have timely filed or caused to be timely filed all material tax returns, reports, statements and forms for Taxes ("Tax Returns") required to be filed under the Code, or applicable state, local or foreign Tax laws and to the knowledge of the Company such Tax Returns are true, correct and complete. To the knowledge of the Company, all Taxes required to be paid with respect to the periods covered by the Tax Returns have been paid in full, except for Taxes the nonpayment of which are not, in the aggregate, material. Except as described in Schedule 3.17, (a) no Tax Liens have been filed and no claims are being asserted with respect to any Taxes of the Company, except for Liens and claims (i) relating to the Specified Leases or (ii) which are not, in the aggregate, material, (b) no Tax examination or audit of the Company or including the Company is currently being conducted by any taxing authority which examination or audit is reasonably expected to result in an additional Tax liability of in excess of $50,000, (c) the Company has complied with all Applicable Laws, rules and regulations relating to the payment and withholding of material Taxes, (d) except for the Tax Sharing Agreement and except for tax indemnity provisions contained in the Financing Documents, the Company is not a party to or otherwise bound by any agreement or understanding under which the Company has obligations for the allocation and sharing of material Taxes that will survive the Distribution (which for the avoidance of doubt, does not include agreements or understandings that do not relate solely or primarily to Tax Maters but that include tax indemnities or in which payment of non-Tax items are adjusted with reference to Taxes), (e) the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code, (f) neither the Company nor any Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (g) other than the Specified Leases, the Company has not entered into any transaction described in Treasury Regulation Section 1.6011-4(b)(2), (3) or (4) and (h) there has been no resolution of any Tax audit or examination, or any decision, judgment, decree or order of any court, or the execution of any closing agreement, IRS Form 870 or 870-AD (or successor form), or the execution of any other agreement with any Taxing authority that changes items of income or deductions relating to a Financing.

            SECTION 3.18. Financings. (a) Schedule 3.18(a)(i) sets forth a list of all Large Ticket Financings, including the name of the Obligor and a statement of cash flows related to each Large Ticket Financing. Schedule 3.18(a)(ii) sets forth a list of all Small Ticket Financings, including a statement of cash flows related to the Small Ticket Financings in the aggregate. Each Financing has been administered substantially in accordance with its Financing Documents.

            (b) Except as set forth on Schedule 3.18(b)(i), to the knowledge of the Company, no material default or material event of default that has been declared by the Company as such (as defined in the applicable Financing Documents relating to the Large Ticket Financings) is continuing (i) relating to any payment obligations with respect to any Large Ticket Financing or (ii) relating to any obligations other than payment obligations with respect to such Large Ticket Financing. To the knowledge of the Company, no valid offset, defenses or counterclaims may be asserted against the Company or its Subsidiaries, the Purchaser or its assigns with respect to any Large Ticket Financing and no Suit or any legal proceeding, administrative, judicial or otherwise has been brought by or against the Company or its Subsidiaries in connection therewith. Schedule 3.18(b)(ii) sets forth a report of payment delinquency with respect to payment obligations of the Obligors under the Small Ticket Financings as of the date set forth thereon. Except as set forth on
Schedule 3.18(b)(ii), to the knowledge of the Company, no default or event of default that has been declared by the Company as such (as defined in the applicable Financing Documents relating to the Small Ticket Financings) is continuing with respect to the Small Ticket Financings, which, in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect.

            (c) Each Financing Document to which the Company or one of its Subsidiaries is a party (i) constitutes the legal, valid and binding obligation of the Company or such Subsidiary, as applicable, and, to the knowledge of the Company, each Obligor thereunder; and (ii) is enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. There are no oral agreements or understandings, which modify or amend the terms of the Financing Documents.

            (d) With respect to each Financing, either (i) the Company or a Subsidiary of the Company is the legal title owner of the property financed thereunder and has good title to such property free and clear of all Liens other than Permitted Liens and other Liens permitted under the Financings Documents relating to such Financing, subject to the purchase options of the Obligors under the applicable Financing Documents or (ii) the Company or a Subsidiary of the Company has filed all Uniform Commercial Code financing statements (including all amendments) with respect to the Large Ticket Financings as are necessary to create a first priority security interest in such property.

            (e) In connection with each Financing, neither the Company nor its Subsidiaries have made any representations or warranties to the Obligors or to third party purchasers with respect to any manufacturer warranties, including product performance standards of any financed property.

            (f) Neither the Company nor any of its Subsidiaries has maintenance, product liability, manufacturer warranty, or equipment servicing obligations in connection with the property financed under any Financing, or pursuant to any Financing Documents relating thereto, in each case, during the term of such Financing.

            (g) Except as set forth on Schedule 3.18(g), to the knowledge of the Company, no Obligor is the subject of any bankruptcy or insolvency proceeding.

            (h) The Company's Financing Files pertaining to each Financing are complete in all material respects to the Company's interest in such Financing.

            SECTION 3.19. Financing Policies. Schedule 3.19 sets forth a description of the policies and practices of the Company and its Subsidiaries used by the Company and its Subsidiaries in the origination, management and administration of the Small Ticket Financings (the "Financing Policies"). Since January 1, 2002, the Company and each of its Subsidiaries have utilized policies and procedures substantially similar to the Financing Policies in the origination, management and administration of the Small Ticket Financings. Except as set forth on Schedule 3.19, each Small Ticket Financing has been authorized, collateralized, guaranteed, documented and administered substantially in accordance with the Financing Policies.

            SECTION 3.20. Contracts. (a) Schedule 3.20 sets forth the following categories of Contracts (excluding the Financing Documents) which are material to the Company and its Subsidiaries, taken as a whole, which solely relate to the Business and to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their respective assets is in any way affected or bound, including all material amendments and supplements thereto and modifications thereof ("Material Contracts"):

            (i) any Contract (A) involving the obligation of the Company to purchase products or services pursuant to which the aggregate of payments to become due from the Company is equal to or exceeds $1,000,000 in any calendar year or $2,000,000 in the aggregate, and which is not terminable on ninety (90) calendar days' or less notice or (B) any Contract which involves the obligation for a payment to be made, or expected to be made, to the Company in excess of $1,000,000 or pursuant to which payments have been made to the Company during the six months prior to the date hereof in excess of $1,000,000, either pursuant to a Contract with a customer of the Company or pursuant to any other Contract;

            (ii) (A) any finder, promotion, sales, advertising, agency, consultant, lobbying, franchise or similar Contract or (B) any other Contract, in each case, requiring the payment of any commissions or other similar payments or commitments by the Company in excess of $1,000,000 per calendar year;

            (iii) any Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in Real Property for consideration in excess of $1,000,000;

            (iv) any commitment of the Company to make a capital expenditure or to purchase a capital asset of at least $1,000,000;

            (v) any Contract that contains a covenant not to compete or any other agreement or obligation that materially limits or will materially limit the Company, any Subsidiary of the Company, and following consummation of the Transactions the Purchaser, from engaging in any business related to the Industry;

            (vi) any Lease or similar agreement under which the Company is the lessee, or pursuant to which the Company holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $250,000;

            (vii) any Contract establishing or relating to a partnership, joint venture, strategic alliance, vendor financing arrangement or program or exclusivity, consortium or other similar arrangement;

            (viii) any asset purchase agreements, stock purchase agreements and other acquisition or divestiture agreements and similar Contracts relating to the sale, lease or disposal of any material properties or assets of the Company, for consideration in excess of $500,000;

            (ix) any Contract relating to Indebtedness in excess of $1,000,000;

            (x) any Contract under which Company has directly or indirectly guaranteed any liabilities in excess of $1,000,000;

            (xi) any outstanding or pending customer bid or proposal or any outstanding customer option relating to any Contract in excess of $500,000;

            (xii) any Contract containing any "change in control" provision (or similar provisions);

            (xiii) any Contract relating to any Suit or Governmental Order which involves any unpaid liability of the Company in excess of $1,000,000;

            (xiv) (A) any employment Contract or (B) any agreement with any executive officer or other key employee of the Company, including such Contracts, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or of the consummation of the Transactions contemplated by this Agreement, providing any compensation guarantee of more than $100,000 per calendar year;

            (xv) any Contract granting a right to first refusal or first negotiation with respect to the sale of any portion of the equity of the Company or of all or any material portion of Company's assets (including the equity interests in any Subsidiary of the Company);

            (xvi) any Contract under which the Company has agreed to indemnify any third Person with respect to, or to share, the Tax liability of any third Person other than (i) Contracts with suppliers or customers in the ordinary course of business in which no payments on account of Tax liabilities have been made or incurred or are reasonably expected to be made or incurred and (ii) the Tax Sharing Agreement; and

            (xvii) all commitments and agreements to enter into any of the foregoing.

            For purposes of this Section 3.20(a), all references to the Company shall include any Subsidiary of the Company unless the context otherwise provides.

            (b) Except as set forth on Schedule 3.20, all Material Contracts are legally valid and binding obligations of the Company or a Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, represent valid and binding obligations of the other respective parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as set forth on Schedule 3.20 and except as would not have or not reasonably be expected to have a Material Adverse Effect, there are no defaults or breaches by the Company or any Subsidiary of the Company, as the case may be, thereunder, and there are no defaults or breaches by other parties thereunder.

            SECTION 3.21. Certain Business Practices. None of the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, agents or employees (in their capacities as such) have (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to any foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

            SECTION 3.22. Insurance. To the knowledge of the Company, all material insurance policies maintained by, or for the benefit of, the Company and its Subsidiaries: (a) are in full force and effect, (b) are sufficient for compliance by the Company and its Subsidiaries with all requirements of Applicable Law, and (c) are valid and outstanding policies and enforceable against the insurer. To the knowledge of the Company, each of the Company and its Subsidiaries has complied in all material respects with the terms of such policies.

            SECTION 3.23. Licenses and Permits; Governmental Notices. (a)
Schedule 3.23 sets forth a list of all material Permits of or with any Governmental Authority, which are held by the Company and its Subsidiaries, that are necessary under Applicable Law to conduct the Business and to own and operate their respective assets and such material Permits are valid and in full force and effect, except where the failure to have such Permits would not have or would not be reasonably likely to have a Material Adverse Effect. No material defaults or violations exist or have been recorded in respect of any such Permit of the Company and its Subsidiaries. There are no proceedings pending, or, to the knowledge of the Company, threatened, seeking the revocation, limitation or non-renewal of any such material Permits.

            (b) Since December 31, 2002, except as set forth on Schedule 3.23, none of the Company and its Subsidiaries have received any written notice regarding, and have not been made a party to, any proceeding brought by any Governmental Authority alleging that (i) any such Person is in, or may be in, violation in any material respect of any Applicable Law or Governmental Order,
(ii) any such Person must change in any material respect any of its business practices to remain in compliance with any Applicable Law or Governmental Order,
(iii) any such Person has failed to obtain any material Permit required for the conduct of its business or (iv) any such Person is in default under or in violation of any material Permit.

            SECTION 3.24. Affiliated Transactions. Immediately following the Distribution Date, there will be no material Contracts by and between the Company and/or its Subsidiaries, or officers or directors of the Company (and/or any family members of such officers or directors), on the one hand, and Pitney Bowes and/or its Subsidiaries, or officers or directors of Pitney Bowes (and/or any family members of such officers or directors), on the other hand, other than the Distribution Agreements and any and all Contracts that relate to the Internal Restructuring (including the Financing Transactions), the PBGFS Contribution, the PBGFS Distribution and the Company Contribution and survive the Distribution in accordance with the provisions of the Separation and Distribution Agreement.

            SECTION 3.25. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of Company Capital Stock or Pitney Bowes Capital Stock necessary to approve the Transactions contemplated hereby and approve and adopt the Restated Certificate, the Amended Bylaws or the Certificate of Designation.

            SECTION 3.26. Representations and Warranties

            (a) Except for the representations and warranties expressly set forth in this Agreement, the Purchaser acknowledges, for itself and on behalf of its Representatives, that neither the Company nor any of its Representatives or any other Person makes any other express or implied representation or warranty with respect to the Company, the Business, the Transactions, the documents related hereto or otherwise or with respect to any other information provided to the Purchaser or any of its Representatives, whether on behalf of the Company or such other Persons, including, as to the operation, probable success, prospects, projections or profitability of the Company or the Business.

            (b) During the period between the date hereof and the Distribution Date, the Company shall, from time to time, amend or add Schedules, to make such additions to, or modifications of such Schedules, as are necessary to make the information set forth therein true, accurate and complete in all material respects on the date of this Agreement, the Tranche I Closing Date and the Distribution Date, as applicable. Such amendments, additions or modifications shall be specified in a written notice delivered to the Purchaser (an "Update Notice"), which shall identify the Schedules affected by such amendments, additions or modifications and enclose such amended Schedules. Subject to
Section 3.26(c) below, upon delivery of the Update Notice, such Schedules shall thereupon be deemed amended to reflect such amendments, additions and modifications and the truth and accuracy of the representations and warranties of the Company contained in this Agreement shall, for purposes of determining whether any breach thereof shall have occurred, be determined by reference to such Schedules as so amended; provided, that such amendments, additions or modifications shall not be deemed to cure any breach for purposes of this Agreement, except as set forth in Section 3.26(c).

            (c) The Purchaser shall, within thirty (30) calendar days of the delivery of the Update Notice, have the right to terminate this Agreement pursuant to Section 8.04(a)(ix) in connection with any breach or violation of any representation or warranty on the part of the Company that occurred on or prior to the delivery date of the Update Notice and meets the standard set forth in Sections 7.02(a) and 7.04(a) and follows the procedure in Section 8.04(a)(ix), as a result of the information disclosed in such Update Notice. If the Purchaser does not exercise such termination right within the thirty (30) day-period, (i) the Purchaser shall be deemed to waive any such breach or violation of the Agreement and to waive its right to terminate this Agreement with respect thereto and (ii) the Update Notice shall be deemed to cure any such breach or violation for purposes of this Agreement.

                                   ARTICLE IV

                 Representations and Warranties of the Purchaser

            The Purchaser hereby represents and warrants to the Company on the date hereof, on the Tranche I Closing Date and on the Distribution Date, as follows:

            SECTION 4.01. Organization; Authorization; Enforceability. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted after the Tranche I Closing. The Purchaser has the power to execute, deliver and perform its obligations under each of the Equity Documents, the Equity Commitment Letter, the Registration Rights Agreement and the Subordinated Debt Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of such Equity Documents, the Equity Commitment Letter, the Registration Rights Agreement and the Subordinated Debt Agreement and to consummate the Transactions. No other proceedings on the part of the Purchaser are necessary for such authorization, execution, delivery and consummation. The Purchaser has duly executed and delivered this Agreement and the Equity Commitment Letter and, on the Tranche I Closing Date, the Purchaser will have duly executed and delivered the Escrow Agreement and the Registration Rights Agreement to be executed and delivered by it on or prior to the Tranche I Closing Date and, on the Distribution Date, the Purchaser will have duly executed and delivered the Subordinated Debt Agreement. This Agreement constitutes, and the Equity Commitment Letter, the Escrow Agreement, the Registration Rights Agreement and the Subordinated Debt Agreement to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            SECTION 4.02. Private Placement. (a) The Purchaser understands that
(i) the offering and sale of the Shares by the Company is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and
(ii) there is no existing public or other market for the Shares.

            (b) The Purchaser (i) is a "qualified institutional buyer", as such term is defined in Rule 144A under the Securities Act or (ii) is an "accredited investor", as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

            (c) The Purchaser is acquiring the Shares to be acquired hereunder for its own account (or for accounts over which it exercises investment authority), for investment and not with a view to the resale or distribution thereof in violation of any securities law.

            (d) The Purchaser understands that the Shares will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such Shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such laws or is exempt from such registration or qualification.

            (e) The Purchaser (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares and that it has requested from the Company, (ii) has had an opportunity to discuss with management of the Company the intended Business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access, (iii) can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment and (iv) has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment.

            SECTION 4.03. No Violation; Consents. (a) Subject to the governmental filings and other matters referred to in Section 4.03(b), the execution, delivery and performance by the Purchaser of each of the Equity Documents, the Equity Commitment Letter, the Registration Rights Agreement and the Subordinated Debt Agreement and the consummation by the Purchaser of the Transactions do not and will not contravene any Applicable Law, except for any such contravention that would not have and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to timely perform its obligations under the Equity Documents, the Equity Commitment Letter, the Registration Rights Agreement and the Subordinated Debt Agreement. The execution, delivery and performance by the Purchaser of each of the Equity Documents, the Equity Commitment Letter, the Registration Rights Agreement and the Subordinated Debt Agreement and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Purchaser is party or by which the Purchaser is bound or to which any of its assets is subject or (B) result in the creation or imposition of any Lien upon any of the assets of the Purchaser, except for any such violations, breaches, defaults or Liens that would not have or would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to timely perform its obligations under this Agreement and (ii) will not conflict with or violate any provision of the certificate of formation or operating agreement (or similar agreement) or other governing documents of the Purchaser.

            (b) Except for applicable filings, if any, with the Commission pursuant to the Exchange Act, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Purchaser for the execution, delivery and performance of any of the Equity Documents, the Equity Commitment Letter, the Registration Rights Agreement, the Subordinated Debt Agreement or the consummation of any of the Transactions, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not have or would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to timely perform its obligations under the Equity Documents, the Equity Commitment Letter, the Registration Rights Agreement and the Subordinated Debt Agreement.

            SECTION 4.04. Litigation. There are no (a) outstanding Suits or Governmental Orders against or affecting the Purchaser or any of its Subsidiaries, (b) proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Authority that are, to the knowledge of the Purchaser, pending or threatened against or affecting the Purchaser or any of its Subsidiaries that, in any case would have or would reasonably be expected to have a material adverse effect on the ability of the Purchaser to timely perform its obligations under the Equity Documents and the Subordinated Debt Agreement.

            SECTION 4.05. Financing. The Purchaser has on call and will have on the Tranche I Closing Date available funds sufficient to (a) consummate the purchase of the Tranche I Stock to be purchased by it on the Tranche I Closing Date and (b) consummate the purchase of the Tranche II Stock to be purchased by it on the Tranche II Closing Date.

            SECTION 4.06. Ownership of Shares. The Purchaser does not, and its Affiliates do not, own, directly or indirectly, or have any option or right to acquire, any securities of Pitney Bowes or the Company other than the Shares being purchased by the Purchaser hereunder.

            SECTION 4.07. Future Acquisitions. The Purchaser has no plan or intention to acquire or to participate in a plan or arrangement to acquire, directly or indirectly, 50% or more of the total voting power or total fair market value (as such terms are interpreted for purposes of Section 355 of the Code) of all shares of outstanding Capital Stock of the Company.

            SECTION 4.08. Future Dispositions. The Purchaser has no plan or intention to sell or transfer or to participate in a plan or arrangement to sell or transfer any Capital Stock of the Company to a party participating in a plan or arrangement to acquire, directly or indirectly, 50% or more of the total voting power or total fair market value (as such terms are interpreted for purposes of Section 355 of the Code) of all shares of outstanding Capital Stock of the Company.

            SECTION 4.09. Conversion of the Non-Voting Preferred Stock. The Purchaser has no plan, intention or formal or informal understanding to convert the Non-Voting Preferred Stock it will purchase in accordance with the terms and conditions of this Agreement.

            SECTION 4.10. HSR. The "ultimate parent entity" (as defined in the HSR Act) of the Purchaser will not have total assets or annual net sales of $10,700,000 or more (as calculated in accordance with the HSR Act) as of the Tranche I Closing Date.

            SECTION 4.11. Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement, the Company acknowledges, for itself and on behalf of its Representatives, that neither the Purchaser nor any of its Representatives or any other Person makes any other express or implied representation or warranty with respect to the Purchaser, the Transactions, the documents related hereto or otherwise or with respect to any other information provided to the Company or any of its Representatives, whether on behalf of the Purchaser or such other Persons.

                                   ARTICLE V

                            Covenants of the Company

            SECTION 5.01. Compliance with Conditions; Commercially Reasonable Efforts. The Company shall use all commercially reasonable efforts to cause all conditions precedent to the obligations of the Company and the Purchaser to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Tranche I Issuance and the Tranche II Issuance in accordance with the terms of the Equity Documents, the Restated Certificate, the Certificate of Designation and the Amended Bylaws.

            SECTION 5.02. Access to Books and Records

            (a) The Company shall (i) afford to the Purchaser and its Representatives reasonable access during normal business hours throughout the period prior to the Tranche II Closing Date (or the earlier termination of this Agreement pursuant to Section 8.04) to the properties, books, Contracts and records related to the Business and, during such period, shall, upon request, furnish as soon as reasonably practicable to the Purchaser all other information concerning the Business as the Purchaser may reasonably request; provided, that
(x) such access shall not interfere with the day-to-day operations of the Company and its Subsidiaries and (y) no investigation or receipt of information pursuant to this Section 5.02 shall affect any representation or warranty of the Company or the conditions to the obligations of the Purchaser, (ii) provide to the Purchaser copies of the execution copies of the Distribution Agreements (other than the Tax Sharing Agreement) and the Rights Agreement concurrently with the execution thereof and in no event later than five (5) Business Days before the Tranche I Closing Date and (iii) shall provide to the Purchaser copies of the execution copies of the Tax Sharing Agreement on the Distribution Date.

            (b) All requests pursuant to this Section 5.02 shall be made to the Persons designated from time to time by the Company for this purpose, who shall initially be the individuals listed on Schedule 5.02.

            SECTION 5.03. Consents and Approvals. Except as set forth on
Schedule 5.03, the Company (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions by the Company and (b) shall diligently assist and cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser to any Governmental Authority in connection with the issuances pursuant to this Agreement (which assistance and cooperation shall include timely furnishing to the Purchaser all information concerning the Company and its Subsidiaries that counsel to the Purchaser reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

            SECTION 5.04. Certificate of Incorporation, Certification of Designation and Bylaws. On or prior to the Tranche I Closing Date, the Company shall (a) file the Amended and Restated Certificate of Incorporation substantially in the form attached hereto as Exhibit I with the Secretary of State of the State of Delaware pursuant to Sections 242 and 245 of the Delaware General Corporation Law (the "Restated Certificate"), (b) adopt the Amended Bylaws substantially in the form attached hereto as Exhibit J (the "Amended Bylaws") and (c) file the Certificate of Designation and the certificate of designation to be filed in accordance with the Rights Agreement with the Secretary of State of the State of Delaware, each pursuant to Section 151(g) of the Delaware General Corporation Law.

            SECTION 5.05. Use of Proceeds. The Company shall use the proceeds from the issuance of the Shares for payment of expenses incurred in connection with the Transactions, the PBGFS Distribution and the Distribution and for working capital and general corporate purposes. The Company shall hold the proceeds from the Tranche I Issuance until the Distribution is consummated in accordance with the terms of the Separation and Distribution Agreement.

            SECTION 5.06. Board of Directors. (a) On the Tranche I Closing Date, each of the directors of the Company (other than Keith Williamson or his duly appointed successor who shall be serving as a member of the Board of Directors of the Company at such time) shall resign from the Board of Directors of the Company and each of the individuals designated on Schedule 5.06 as directors of the Board of Directors of the Company shall be appointed or elected (subject to reasonably satisfactory background checks and the individuals' willingness to serve) to the applicable class of the Board of Directors of the Company as specified on Schedule 5.06 (the "Initial Directors"). The term for each of the Initial Directors shall be as provided for in the Restated Certificate and the Amended Bylaws.

            (b) On the Distribution Date, the Board of Directors of the Company shall be comprised of seven (7) directors.

            (c) Upon the Tranche II Stock Issuance, the Purchaser, as holder of the Tranche II Stock, shall have the right to designate and elect one (1) director to Class III of the Board of Directors of the Company in accordance with the terms and conditions of the Certificate of Designation (the "Preferred Director").

            SECTION 5.07. No Solicitation of Other Offers. (a) The Company and its Affiliates and their respective Representatives have ceased any activities, discussions or negotiations with any Person or Persons other than the Purchaser or Persons acting on its behalf that were conducted prior to December 24, 2004 with respect to any Acquisition Proposal.

            (b) The Company and its Subsidiaries shall not take, and shall use commercially reasonable efforts to cause their respective Representatives and Affiliates (including Pitney Bowes) not to take, any action to (i) knowingly solicit the making or submission of any Acquisition Proposal or (ii) knowingly initiate or participate in any discussions or negotiations with any Person (other than the Purchaser) in furtherance of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal; provided, however, that the Company and the Representatives, in response to a bona fide unsolicited proposal that constitutes an Acquisition Proposal, may participate in discussions or negotiations with, or furnish or disclose any non-public information to, any Person which makes such Acquisition Proposal if (A) either the Board of Directors of the Company or the Board of Directors of Pitney Bowes reasonably determines in good faith, after consultation with its independent financial advisors, that such Acquisition Proposal is, or may reasonably be expected to lead to, a Superior Proposal and (B) the Company shall have provided
(1) prompt notice to the Purchaser of its intent or Pitney Bowes, intent to take such action, the identity of the Person making the Acquisition Proposal and the material terms and conditions of such proposal and (2) received from such Person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such Person than the terms contained in the Confidentiality Agreement. Notwithstanding the foregoing, nothing in this Section 5.07 or any other provision of this Agreement shall prohibit the Company, its Representatives or the Board of Directors of the Company or the Board of Directors of Pitney Bowes from making any disclosure to the stockholders of the Company and Pitney Bowes as, in the good faith judgment of the Board of Directors of the Company or the Board of Directors of Pitney Bowes is required under Applicable Law or that the failure to make such disclosure is reasonably likely to cause the Board of Directors of the Company or the Board of Directors of Pitney Bowes to violate its respective fiduciary duties.

            (c) The Board of Directors of the Company or the Board of Directors of Pitney Bowes (or any committee thereof) shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) cause the Company or any of its Subsidiaries to enter into and approve any letter of intent, agreement in principle or similar agreement relating to any Acquisition Proposal; provided, however, that the Board of Directors of the Company or the Board of Directors of Pitney Bowes may recommend to their respective stockholders an Acquisition Proposal if (x) the Board of Directors of the Company or the Board of Directors of Pitney Bowes, has received an Acquisition Proposal that the Board of Directors of the Company or the Board of Directors of Pitney Bowes has determined in good faith, is a Superior Proposal and has complied with its obligations under this Section 5.07 and (y) the Company has notified the Purchaser in writing of the terms of the Superior Proposal and of its or Pitney Bowes, intent to take such action, and has taken into account any revised proposal made by the Purchaser to the Company within five (5) Business Days after delivery to the Purchaser of such notice and again has determined in good faith that such Acquisition Proposal (as if the same may have been modified or amended) remains a Superior Proposal.

            (d) In addition to the obligations set forth in Section 5.07(c), the Company shall as promptly as practicable (and in any event within two (2) Business Days) advise the Purchaser of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to any Acquisition Proposal, including the terms and conditions of such Acquisition Proposal (but not modifications to terms and conditions proposed during discussions or negotiations permitted by this Section 5.07). The Company shall as promptly as practicable provide to the Purchaser any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal or any inquiry with respect to any Acquisition Proposal, which was not previously provided or made available to the Purchaser.

            (e) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company or the Board of Directors of Pitney Bowes from amending, modifying or withdrawing from the Transactions or this Agreement to the extent that the Board of Directors of the Company or the Board of Directors of Pitney Bowes determines in good faith that such action is necessary in order for the Board of Directors of the Company or the Board of Directors of Pitney Bowes to comply with their respective fiduciary duties to the Company's stockholders or Pitney Bowes's stockholders, respectively.

            SECTION 5.08. Confidentiality; Information. (a) The Company and each of its Subsidiaries shall and shall cause their respective Representatives to keep all information received by it or them in connection with the negotiations and execution of this Agreement and the consummation of the Transactions from the Purchaser or its Representatives confidential, and the Company shall not, without the Purchaser's prior written consent, disclose such information in any manner whatsoever, in whole or in part, except (i) for disclosure to the Representatives of the Company, its Subsidiaries and Pitney Bowes who have a need to know such information for the purpose of assisting in the consummation of the Transactions, (ii) to the extent, in the sole judgment of the Company, disclosure is required by Applicable Law, court process or by applicable rules or listing agreements with any national securities exchange or quotation system on which the Company lists securities and (iii) to the extent disclosure is requested by any Governmental Authority having jurisdiction over the Company, any of its Subsidiaries or any Company Representative. The Company shall use all commercially reasonable efforts to cause its Representatives and its Subsidiaries' Representatives to comply with the foregoing requirement.

            (b) Section 5.08(a) shall not apply to any such information that (i) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by the Company or its Subsidiaries or any of their respective Representatives, (ii) is or becomes known or available to the Company or its Subsidiaries on a non-confidential basis from a source (other than the Purchaser or its Representatives) that, to the knowledge of the Company, is not under a legal obligation to disclose such information or (iii) was independently developed by the Company or its Subsidiaries or any of their respective Representatives without reference to any information provided by the Purchaser or any of its Representatives (except pursuant to clauses (i) or (ii)) that was known to the Company or its Subsidiaries prior to such disclosure by the Purchaser or its Representatives.

            (c) In the event that the Company or its Subsidiaries or any of their respective Representatives become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise), to disclose any information referred to in
Section 5.08(a), the Company shall or shall cause its Subsidiaries to provide the Purchaser with prompt written notice so that the Purchaser may seek a protective order or other appropriate remedy. Failing the entry of a protective order or other appropriate remedy or receipt of a waiver hereunder, the Company shall or shall cause its Subsidiaries, as applicable, to furnish only that portion of the information which it is advised by its counsel is legally required to be furnished and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such information.

            (d) The Company acknowledges that the Purchaser may not have an adequate remedy at law and may be irreparably harmed in the event that any of the provisions of the Confidentiality Agreement or this Section 5.08 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event the Company or any of its Subsidiaries or any of their respective Representatives breach or threaten to breach any of the provisions of the Confidentiality Agreement or this Section 5.08, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the Confidentiality Agreement or this Section 5.08, but shall be in addition to all other remedies available at law or equity.

            SECTION 5.09. Registration Rights Agreement and Subordinated Debt Agreement. The Company shall enter into the Registration Rights Agreement on or prior to the Tranche I Closing Date and the Subordinated Debt Agreement on the Distribution Date. The Company shall have the right, at the Company's sole discretion, to make any amendment, additions and modifications to the Subordinated Debt Agreement as requested by lenders of the Corporation during negotiations of the Financing Transactions with such lenders; provided, however, that if any such amendments, additions or modifications shall, directly or indirectly, or individually or in the aggregate, adversely affect the rights, powers or financial interests of the Purchaser, the Company shall not make any such amendments, additions and modifications without the prior written consent of the Purchaser, which such consent shall not be unreasonably withheld, delayed or conditioned; provided, further, however, that the Company shall not make any amendments or modifications to Section 7.2 of the Subordinated Debt Agreement without the prior written consent of the Purchaser, which such consent may be withheld in Purchaser's sole and absolute discretion.

            SECTION 5.10. Escrow Agreement. The Company shall enter into the Escrow Agreement prior to the Tranche I Closing Date. The Company shall have the right, at the Company's sole discretion, to make any such amendments, additions and modifications to the Escrow Agreement as requested by the Escrow Agent; provided, however, that if any such amendments, additions or modifications shall, directly or indirectly, or individually or in the aggregate, adversely affect the rights, powers or financial interests of the Purchaser, the Company shall not make any such amendments, additions and modifications without the prior written consent of the Purchaser, which such consent may be withheld in Purchaser's sole and absolute discretion.

            SECTION 5.11. The Distribution Agreements. (a) Prior to the Tranche I Closing Date, the Company shall enter into (i) the Separation and Distribution Agreement in substantially the same form of agreement attached hereto as Exhibit F and (ii) the Employment Benefits Agreement, the Intellectual Property Agreement and the Transition Services Agreement, in each case, on substantially the same terms and conditions set forth in their respective Distribution Term Sheet. On the Distribution Date, the Company shall enter into the Tax Sharing Agreement in substantially the same form of agreement attached hereto as Exhibit H.

            (b) The Company shall not materially alter, amend or modify any of the Distribution Term Sheets, or any of the Distribution Agreements without the prior written consent of the Purchaser, which such consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that if any such alteration, amendment or modification shall, directly or indirectly, or individually or in the aggregate, adversely affect the rights, powers or financial interests of the Purchaser, the Purchaser may withhold its consent in its complete and absolute discretion.

            (c) Notwithstanding the foregoing, nothing in this Section 5.11 or any other provision of this Agreement shall prohibit the Company from, at any time prior to the Tranche I Closing Date, amending any Schedules of the Separation and Distribution Agreement, to make such additions to or modifications of such Schedules as are necessary to make the information set forth therein true, accurate and complete in all material respects; provided, however, that if any such alteration, amendment or modification shall, directly or indirectly, or individually or in the aggregate, adversely affect the rights, powers or financial interests of the Purchaser, such alteration, amendment or modification shall not occur without the prior written consent of the Purchaser, which such consent shall not be unreasonably withheld, delayed or conditioned.

            SECTION 5.12. Rights Agreement. The Company shall have the right, at the Company's sole discretion, to make any such amendments, additions and modifications to the Rights Agreement as requested by the rights agent; provided, however, that if any such amendments, additions or modifications shall, directly or indirectly, or individually or in the aggregate, adversely affect the rights, powers or financial interests of the Purchaser, the Company shall not make any such amendments, additions and modifications without the prior written consent of the Purchaser, which such consent may be withheld in Purchaser's sole and absolute discretion.

            SECTION 5.13. Reservation of Shares. Except as otherwise provided herein, the Company shall (a) cause to be authorized and reserve and keep available at all times during which any of the Shares remain outstanding, free from preemptive rights, out of its treasury stock or authorized but unissued shares of Capital Stock, or both, solely for the purpose of effecting the conversion of the Non-Voting Preferred Stock pursuant to the terms of the Certificate of Designation sufficient shares of Common Stock (including any related rights issuable in respect thereof pursuant to the Rights Agreement) to provide for the issuance of the maximum number of shares issuable upon conversion of outstanding shares of the Non-Voting Preferred Stock and (b) issue and cause the transfer agent to deliver such shares of Common Stock (including any related rights issuable in respect thereof pursuant to the Rights Agreement) as required upon conversion of the Non-Voting Preferred Stock, and take all actions necessary to ensure that all such shares will, when issued and paid for pursuant to the conversion of the Non-Voting Preferred Stock, be duly and validly issued, fully paid and nonassessable.

            SECTION 5.14. Listing of Shares. The Company shall use all commercially reasonable efforts to cause the Tranche I Shares and the shares of Common Stock issuable upon conversion of the Non-Voting Preferred Stock to be listed or otherwise eligible for trading on the New York Stock Exchange or other United States national securities exchanges or quoted on NASDAQ; provided, however, the Company shall not seek to list the Tranche I Shares and the shares of Common Stock issuable upon conversion of the Non-Voting Preferred Stock on a United States national securities exchange other than the New York Stock Exchange or quote such shares on NASDAQ without prior written consent of the Purchaser, which such consent shall not be unreasonably withheld, delayed or conditioned.

            SECTION 5.15. Preemptive Rights. (a) So long as the Purchaser and the Permitted Transferees own a Qualifying Ownership Interest, if at any time on or prior to the second anniversary of the Distribution Date, the Company makes a Qualified Equity Offering, the Purchaser and the Permitted Transferees who own the securities constituting the Qualifying Ownership Interest (the "Eligible Purchasers") shall be afforded the opportunity to acquire for the same price (net of any underwriting discounts or sales commissions) and on the same terms as such securities are proposed to be offered to others, in the aggregate, up to the amount of New Stock that, if purchased by all the Eligible Purchasers, would result in the Purchaser's ownership interest in the Company after giving pro forma effect to the sale of New Stock (and assuming conversion of the Non-Voting Preferred Stock into Common Stock after any applicable anti-dilution adjustments) being equal to the Purchaser's ownership interest (including conversion of the Non-Voting Preferred Stock into Common Stock) before giving effect to such sale of New Stock. The amount of New Stock to be made available to the Eligible Purchasers calculated in accordance with the preceding sentence is referred to herein as the "Designated Stock". The Eligible Purchasers may allocate among themselves the aggregate amount of Designated Stock made available to them for purchase pursuant to this Section 5.15.

            (b) (i) So long as the Purchaser and the Permitted Transferees own a Qualifying Ownership Interest if at any time on or prior to the second anniversary of the Distribution Date, the Company proposes to make a Qualified Equity Offering that is an underwritten public offering or a private offering made to financial institutions for resale pursuant to Rule 144A, no later than five (5) Business Days after the initial filing of a registration statement with the Commission with respect to such underwritten public offering or the commencement of such Rule 144A offering, the Company shall give the Eligible Purchasers written notice of its intention (including in the case of a registered public offering, a copy of the prospectus contained in the registration statement filed in respect of such offering) describing, to the extent possible, the anticipated amount of securities, price, timing and other terms of such offering. Each Eligible Purchaser shall have five (5) Business Days from the date of receipt of any such notice to notify the Company in writing that it wishes to be offered the opportunity to exercise its preemptive purchase rights. Such notice shall constitute a non-binding indication of interest of the Eligible Purchaser to exercise its preemptive rights. The failure to respond during such five (5) Business Day period shall constitute a waiver of the preemptive rights in respect of such offering.

            (ii) If any Eligible Purchaser indicates an interest in participating in such underwritten public offering or Rule l44A offering, the Company shall offer the Eligible Purchasers who have indicated an interest in participating in such offering, if such underwritten offering or Rule l44A offering is consummated, the Designated Stock (as adjusted to reflect the actual size of such offering when priced) on the same terms as the New Stock is offered to the underwriters. Each Eligible Purchaser exercising its preemptive rights shall enter into a binding commitment to purchase the Designated Stock to be acquired contemporaneously with the execution of any underwriting agreement or purchase agreement entered into by and between the Company and the underwriters of such underwritten public offering or Rule l44A offering, and the failure to enter into such an agreement at or prior to such time shall constitute a waiver of the preemptive rights in respect of such offering. Any offers and sales pursuant to this Section 5.15 in the context of a registered public offering shall be conditioned on representations and warranties of each Eligible Purchaser in form and substance reasonably satisfactory to the Company regarding such Eligible Purchaser's status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities laws. If an Eligible Purchaser elects not to or fails to consummate any purchase, the Company shall thereafter be entitled for a period of ninety (90) calendar days to sell or enter into an agreement to sell the Designated Stock not purchased at a price and upon terms no more favorable to the purchaser of such securities than were provided to the those offered to the Eligible Purchaser.

            (c) (i) So long as the Purchaser and the Permitted Transferees own a Qualifying Ownership Interest if at any time on or prior to the second anniversary of the Distribution Date, the Company proposes to make a Qualified Equity Offering that it is not an underwritten public offering or Rule 144A offering (a "Private Placement"), the Company shall give the Eligible Purchasers written notice of its intention, describing, to the extent possible, the anticipated amount of securities, price and other terms upon which the Company proposes to offer the same. Each Eligible Purchaser shall have five (5) Business Days from the date of receipt of any such notice to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of Designated Stock the Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 5.15(a). Such notice shall constitute a binding agreement of such Eligible Purchaser to purchase the amount of Designated Stock so specified (or a proportionally lesser amount if the amount of New Stock to be offered in such Private Placement is subsequently reduced) upon the price and other terms set forth in the Company's notice to Eligible Purchasers. The failure to respond during the five (5) Business Day period shall constitute a waiver of the preemptive rights in respect of such offering.

            (ii) If an Eligible Purchaser exercises its preemptive purchase rights in respect of a Private Placement, the closing of the purchase of the New Stock with respect to which such right has been exercised shall take place within thirty (30) calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of one hundred thirty-five (135) calendar days in order to comply with Applicable Laws and regulations; provided, however, that (i) such closing shall be conditioned on consummation of the closing of the sale of shares of New Stock in the transaction giving rise to the preemptive rights and (ii) the actual amount of Designated Stock to be sold to such Eligible Purchaser shall be reduced if the aggregate number of shares of New Stock sold in the transaction giving rise to the preemptive rights is reduced and, at the option of such Eligible Purchaser, may be proportionally increased if the aggregate number of shares of New Stock sold in such transaction is increased. Each of the Company and each Eligible Purchaser agree to use its commercially reasonable efforts to secure any regulatory approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Stock.

            (iii) In the event an Eligible Purchaser fails to exercise its preemptive purchase rights provided in respect of a Private Placement within said five (5) Business Day period or, if so exercised, such Eligible Purchaser does not consummate such purchase, the Company shall thereafter be entitled during the period of ninety (90) calendar days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Stock covered thereby shall be consummated, if at all, within thirty (30) calendar days from the date of such agreement) to sell the Designated Stock not purchased pursuant to this Section 5.15, at a price and upon terms no more favorable to the purchaser of such securities than were specified in the Company's notice to the Eligible Purchasers. In the event the Company has not sold the New Stock or entered into an agreement to sell the New Stock within said ninety (90)-day period, the Company shall not thereafter offer, issue or sell such Designated Stock without first offering such securities to the Eligible Purchasers in the manner provided above.

            (d) The Eligible Purchasers shall not have any rights to participate in the negotiation of the proposed terms of any Private Placement and shall be passive investors with respect to such Private Placement; provided, that they shall have the same economic rights (including preemptive rights and rights relating to closing conditions and indemnification, if any) as to the other investors in such Private Placement; provided, however, that unless agreed to by the Company and the lead purchaser in such Private Placement, the Eligible Purchaser shall not have the corporate governance or other rights granted to the other investors in such Private Placement.

            (e) Subject to Sections 6.03 and 6.04, if registration rights are granted to the investors in any Private Placement, the Company shall provide registration rights to the Eligible Purchasers that exercised their preemptive rights on a pari passu basis with such other investors in such Private Placement. In all other instances, the Company will provide (subject to Sections
6.03 and 6.04) for the registration, on terms consistent with the Registration Rights Agreement, for any shares of Common Stock acquired (or issuable upon conversion, exercise or exchange of any other security acquired) within six months after (i) the closing of the applicable acquisition (with respect to any Common Stock acquired) or (ii) the earliest date on which such other securities can be converted, exercised or exchanged for Common Stock (with respect to any other security acquired).

            (f) The Company and the Eligible Purchasers shall cooperate in good faith to facilitate the exercise of the Eligible Purchasers' preemptive rights in a manner that does not jeopardize the timing, marketing or execution of such offering.

            SECTION 5.16. Conduct of Business. During the period from the date hereof to the Tranche II Closing Date (unless earlier terminated in accordance with Section 8.04), the Company shall, and shall cause each of its Subsidiaries to (a) conduct the Business in the ordinary course of business in a manner consistent with past practice and (b) take all reasonable steps available to maintain the goodwill of the Business. Notwithstanding the immediately preceding sentence, unless otherwise contemplated by this Agreement, the Distribution Term Sheets, the Distribution Agreements, the Transactions or the Internal Restructuring, during the period from the date hereof to the Tranche I Closing (unless earlier terminated in accordance with Section 8.04), the Company shall not, and shall cause each of its Subsidiaries not to take any of the following actions without the prior written consent of the Purchaser (which such consent shall not be unreasonably withheld, delayed or conditioned):

            (a) amend the certificate of incorporation (other than as a result of a stock split of the Common Stock in connection with the Transactions or to authorize additional shares to effect a capital contribution as permitted hereunder), bylaws or other similar corporate governance instrument of the Company or any of its Subsidiaries, or subdivide or reclassify in any way any of its Capital Stock or change or agree to change in any manner the rights of its outstanding Capital Stock (other than a stock split of the Common Stock in connection with the Transactions or to authorize additional shares to effect a capital contribution as permitted hereunder);

            (b) declare or pay any dividend or make any other distribution whether or not upon or in respect of any of its Capital Stock or other equity interests of the Company in excess of $438,000,000 in the aggregate; provided, that the aggregate amount of all dividend payments or cash distributions by the Company to Pitney Bowes shall reduce (on a dollar-for-dollar basis) the aggregate amount of net proceeds the Company is required to raise in connection with the Financing Transactions as contemplated herein and in the Separation and Distribution Agreement.

            (c) redeem, purchase or otherwise acquire any of the Capital Stock or other equity interests of any Person;

            (d) issue or sell any shares of Capital Stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe to, such shares or equity interests other than issuances of shares of Common Stock to Pitney Bowes or any of its wholly-owned Subsidiaries in connection with any capital contributions made by Pitney Bowes or any of its wholly-owned Subsidiaries to the Company;

            (e) adopt or amend any collective bargaining agreement that is a Material Contract other than in the ordinary course of business consistent with past practice;

            (f) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any Subsidiary of the Company having assets or liabilities in excess of $50,000;

            (g) grant to any employee of the Business any material increase in compensation or benefits; provided, however, that an increase of ten percent (10.0%) or less in compensation or benefits shall not be considered a material increase for purposes of this Section 5.16(g) if such increases shall not result in an aggregate of a ten percent (10.0%) increase in compensation or benefits of all employees of the Business;

            (h) incur or assume any liabilities, obligations or Indebtedness for borrowed money or guarantee any such liabilities, obligations or Indebtedness or, incur or assume any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable) that in the aggregate exceeds $1,000,0000;

            (i) make any loan or advance to its officers, directors, employees, consultants, agents or equity holders, other than travel advances, expense reimbursement and similar payments, which is in the ordinary course of business consistent with past practice as provided above;

            (j) permit, allow or suffer any of assets of the Business to become subjected to any Lien, other than Permitted Liens;

            (k) make any change in any method of accounting or accounting practice or policy other than those required by Applicable Law or by GAAP;

            (l) merge or consolidate with, or acquire all or any significant portion of the assets of any business or any Person, or agree to change in any material respect the character of its Business;

            (m) make or incur any capital expenditure that in the aggregate exceeds $1,000,000;

            (n) enter into, materially modify or terminate any lease of Real Property other than in the ordinary course of business consistent with past practice;

            (o) enter into any (i) employment or consulting Contract other than in the ordinary course of business consistent with past practice or (ii) any other Contract either involving consideration in excess of $1,000,000 under each such Contract or $2,000,000 under such Contracts in the aggregate;

            (p) accelerate, terminate, materially modify or cancel any Contract involving consideration in excess of $1,000,000 under each such Contract or $2,000,000 under such Contracts in the aggregate;

            (q) materially change any of its business policies material to the Business, including advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies other than in the ordinary course of business consistent with past practice;

            (r) transfer to or from the Company any employees from or to, respectively, Pitney Bowes or any of its Affiliates other than in the ordinary course of business consistent with past practice;

            (s) sell, lease, distribute or otherwise dispose of any material assets of the Business that in the aggregate exceeds $1,000,000;

            (t) (i) make or change any Tax election or adopt or change any Tax accounting method that, in each case, applies solely to and only affects the Company or (ii) settle any Tax claim or assessment or surrender any right to claim a Tax refund or credit, in each case, with respect to any tax examination or audit of the Company or including the Company that is reasonably expected to result in an additional Tax liability in excess of $1,000,000 and that is not listed on Schedule 3.17 that, in the case of either clause (i) or (ii), would materially increase the post-Distribution Tax liability of the Company or any of its Subsidiaries after giving effect to the provisions of the Tax Sharing Agreement;

            (u) originate or service any Financing other than in accordance with the Financing Policies or in the ordinary course of business consistent with past practice;

            (v) hire any single employee whose annual base salary will exceed $120,000 or hire more than one employee whose annual base salaries will in the aggregate exceed $240,000;

            (w) enter into any Contract with respect to any IT System or component thereof involving consideration in excess of $100,000 under each such Contract or $200,000 under such Contracts in the aggregate; and

            (x) agree, whether or not in writing, to do any of the foregoing.

            SECTION 5.17. Registration Statement; Information Statement or Prospectus. (a) As promptly as practicable after the execution and delivery of this Agreement, the Company shall:

            (i) prepare and, after consultation with and review by the Purchaser and its outside counsel (and after approval by the Purchaser of the information in the Registration Statement that specifically relates to the Purchaser or its Affiliates), file with the Commission the Registration Statement relating to the Distribution, the Transactions and this Agreement and use its commercially reasonable efforts (A) to obtain and furnish the information required by the Commission to be included in the Registration Statement after consultation with and review by the Purchaser (and after approval by the Purchaser of the information in the Registration Statement that specifically relates to the Purchaser or its Affiliates) and (B) to respond promptly to any comments made by the Commission with respect to the Registration Statement and promptly after the Company is informed by the Commission or its outside nationally recognized legal counsel (which may be its current outside legal counsel) that it may do so, cause the Information Statement or Prospectus, as applicable, to be mailed to Pitney Bowes's stockholders and, if necessary, after the Information Statement or Prospectus, as applicable, shall have been so mailed, promptly circulate amended or supplemental material; provided, that no such amendment or supplemental material will be mailed by the Company without consultation with and review by the Purchaser and its outside counsel (and after approval by the Purchaser of the information in the Registration Statement that specifically relates to the Purchaser or its Affiliates); provided, however, that if the Purchaser has not provided a response and/or comments to the Company (or a notice of disapproval with respect to the information in the Registration Statement that specifically relates to the Purchaser or its Affiliates) within (A) seven (7) Business Days with respect to the initial filing of the Registration Statement or (B) twenty-four (24) hours with respect to any comments or amendments to the Registration Statement or any written response to the Commission's comments, from receipt of the Company's notice of the information to be delivered to the Commission, then the Purchaser shall be deemed to waive its right of consultation and approval, as applicable, with respect to such information and the Company may take any action with respect to such filing, comments or amendments to the Registration Statement or such written response to the Commission's comments that relates to such Company's notice, without such consultation with, and review by, the Purchaser and its outside counsel and without approval by the Purchaser, as applicable.

            (ii) simultaneously with the filing of the Registration Statement and the Information Statement or the Prospectus, as applicable, or any amendment or supplement thereto with the Commission, the Company shall provide the Purchaser with a copy of such Registration Statement and Information Statement or the Prospectus, as applicable, or amendment or supplement thereto; and

            (iii) if at any time after the Information Statement or Prospectus, as applicable, is mailed and prior to the Distribution the Company shall become aware of the occurrence of any event that is required by Applicable Law to be set forth in an amendment of, or a supplement to, the Information Statement or Prospectus, as applicable, in which case, the Company will, as soon as practicable upon learning of such event, (x) prepare and mail such amendment or supplement and (y) inform the Purchaser of the occurrence of such event.

            (b) The Registration Statement will not, at the respective times it is filed with the Commission or first published, sent or given to stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated in it or necessary in order to make the statements in it, not misleading or necessary to correct any statement in any earlier communication with respect to the Distribution. The Registration Statement (including any amendments thereto) will comply as to form and substance in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated under it.

            (c) The Information Statement or Prospectus, as applicable, will not, at the date mailed to Pitney Bowes' stockholders and at the time of the Distribution, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated in it or necessary in order to make the statements in it, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Distribution. The definitive Information Statement or Prospectus, as applicable, will comply as to form and substance in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations promulgated under it.

            SECTION 5.18. Compliance with Sarbanes-Oxley Act of 2002. On or prior to the Effective Date, the Company will be in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date thereof, and any and all applicable rules and regulations promulgated thereunder that are effective as of the date thereof, as and when the requirements become applicable to the Company.

            SECTION 5.19. Imagistics. The Company shall use commercially reasonable efforts to preserve the relationship of the Company with Imagistics as established under the Operating Agreement, dated November 1, 2001, by and between the Company and Imagistics as supplemented by the Agreement, dated as of the same date.

            SECTION 5.20. Financial Statements. The Company shall deliver to the Purchaser the Audited Financial Statements no later than June 29, 2005.

            SECTION 5.21. Monthly Management Reports. As soon as available and in any event within twenty (20) Business Days after the end of each month in each fiscal year of the Company, the Company shall provide to the Purchaser a copy of the Company's management report for such month, which shall include (a) for the Small Ticket Financings (excluding the Dictaphone Portfolio) a balance sheet, an income statement, portfolio statistics, volume (new business), yield, delinquency and write-off report for such month and (b) for the Large Ticket Financings a balance sheet, an income statement, portfolio statistics, volume (new business), delinquency and write-off report for such month prepared in a manner consistent with past practice.

            SECTION 5.22. Ruling Request. The Company shall provide the Purchaser with a copy of the Ruling Request at or prior to the time the Ruling Request is filed with the IRS.

            SECTION 5.23. Tax Elections; Tax Accounting Changes. To the extent reasonable and practicable, the Company will consult with the Purchaser prior to making or changing any Tax election or adopting or changing any Tax accounting method that, in each case, does not apply solely to and only affect the Company and would materially increase the Tax liability of the Company or any of its Subsidiaries in respect of the first five (5) taxable periods of the Company after the Distribution, and to the extent practicable it will make reasonable efforts, at the request of the Purchaser, to exclude the Company and its Subsidiaries from such action.

            SECTION 5.24. Statute of Limitations. The Company shall prepare and deliver to the Purchaser a list of all outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of the Company or its Subsidiaries.

            SECTION 5.25. Financing Transactions. At such time as the Company deems appropriate, the Company shall commence a competitive bid process to obtain financing through certain Financing Transactions that will in the aggregate result in net proceeds to the Company in an amount of not less than the Net Proceeds Amount. The Purchaser's Affiliates or designees shall have the right to bid and participate in the competitive bid process. Notwithstanding the foregoing, the Company, the Purchaser, and Pitney Bowes shall collaborate during the competitive bid process in the selection of the lenders who will ultimately provide the financing contemplated herein.

                                   ARTICLE VI

                           Covenants of the Purchaser

            SECTION 6.01. Compliance with Conditions; Commercially Reasonable Efforts. The Purchaser shall use all commercially reasonable efforts to cause all conditions precedent to the obligations of the Purchaser to be satisfied. The Purchaser shall cooperate to cause all conditions precedent to the obligations of the Company to be satisfied in which the Purchaser's participation is reasonably required by the Company to satisfy such conditions precedent. Upon the terms and subject to the conditions of this Agreement, the Purchaser will cooperate with the Company in its efforts to take, or cause to be taken, all action, and to make, or cause to be made, all filings necessary, proper or advisable under Applicable Laws and all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transactions to the Purchaser in accordance with the terms of the Equity Documents, the Registration Rights Agreement, the Restated Certificate, the Certificate of Designation and the Amended Bylaws.

            SECTION 6.02. Consents and Approvals. The Purchaser (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of the Equity Documents, the Equity Commitment Letter, the Registration Rights Agreement and the Subordinated Debt Agreement or the consummation of the Transactions by the Purchaser and (b) shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Authority in connection with the Transactions (which assistance and cooperation shall include timely furnishing to the Company all information concerning the Purchaser that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

            SECTION 6.03. Restrictions on Transfer. (a) Subject to the Purchaser's compliance with Section 6.06, on or prior to the second anniversary of the Distribution Date, the Purchaser and the Permitted Transferees shall not knowingly sell, assign, transfer, pledge, hypothecate, deposit in a voting trust or otherwise dispose of the Shares (giving effect to the conversion of the Non-Voting Preferred Stock into Common Stock) to any Person or group (as defined for purposes of Rule 13d under the Exchange Act) in a single transaction or series of related transactions.

            (b) If the Purchaser is not in violation of this Section 6.03, the restrictions set forth in Section 6.03(a) shall not apply to any transfer of the Shares (i) pursuant to a tender offer, exchange offer or any other business combination available to all stockholders of the Company or (ii) as part of a distribution of such Shares to a Permitted Transferee.

            SECTION 6.04. Standstill. (a) The Purchaser agrees that, on or prior to the second anniversary of the Distribution Date, it will not and will not permit any member of the Purchaser's Group to, in any manner, whether publicly or otherwise, directly or indirectly (i) acquire, agree to acquire or make any public proposal to acquire, directly or indirectly, beneficial ownership of any voting securities or assets of the Company or any of its Subsidiaries, (ii) enter into or publicly propose to enter into, directly or indirectly, any merger or other business combination or similar transaction or change of control involving the Company or any of its Subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any securities of the Company or any of its Subsidiaries, (iv) call, or seek to call, a meeting of the Company's stockholders or initiate any stockholder proposal for action by stockholders of the Company, (v) bring any action or otherwise act to contest the validity of this Section 6.04 or seek a release of the restrictions contained herein, (vi) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or any of its Subsidiaries, (vii) other than as provided for in Section 5.06, seek representation on the Board of Directors of the Company, (viii) seek the removal of any directors from the Board of Directors of the Company or a change in the size or composition of the Board of Directors of the Company (including voting for any directors not nominated by the Board of Directors of the Company), (ix) enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any possible purchase or sale of any securities or assets of the Company or any of its Subsidiaries, (x) disclose any intention, plan or arrangement inconsistent with the foregoing, (xi) take, or solicit, propose to or agree with any other Person to take, any similar actions designed to influence the management or control of the

Company or (xii) advise, assist or encourage any other Persons in connection with any of the foregoing.

            (b) Nothing in this Section 6.04 shall (i) limit any action taken by a Preferred Director in his or her capacity as a member of the Board of Directors of the Company, (ii) prohibit or restrict the Purchaser or any member of the Purchaser's Group from responding to any inquiries from any stockholders of the Company as to such Person's intention with respect to the voting of shares of Common Stock or any other voting securities of the Company beneficially owned by the Purchaser or any member of the Purchaser's Group so long as such response is consistent with the terms of this Agreement, (iii) prohibit the purchase of the Shares pursuant to Article II, (iv) prohibit or restrict any agreement, arrangement, understanding, negotiation, discussion, disclosure or other action exclusively involving the Purchaser's Affiliates (other than any portfolio companies), the Purchaser, any member of the Purchaser's Group, and any employee, officer or director thereof or (v) prohibit any notice to the holders of a Purchaser's Group member in respect of a proposed distribution of securities of the Company to such holders.

            SECTION 6.05. Confidentiality; Information. (a) The Purchaser shall and shall cause its Representatives to keep all information received by it or them in connection with the negotiations and execution of this Agreement and the consummation of the Transactions from the Company or its Representatives confidential, and the Purchaser shall not, without the Company's prior written consent, disclose such information in any manner whatsoever, in whole or in part, except (i) for disclosure to the Representatives of the Purchaser who have a need to know such information for the purpose of assisting in the consummation of the Transactions, (ii) to the extent, in the sole judgment of the Purchaser, disclosure is required by Applicable Law or court process and (iii) to the extent disclosure is requested by any Governmental Authority having jurisdiction over the Purchaser, any of its Subsidiaries or any Company Representative. The Purchaser shall use its commercially reasonable efforts to cause its Representatives and the Preferred Director to comply with the foregoing requirement.

            (b) Section 6.05(a) shall not apply to any such information that (i) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by the Purchaser or any of its Representatives, (ii) is or becomes known or available to the Purchaser on a non-confidential basis from a source (other than the Company or its Representatives) that, to the knowledge of the Purchaser, is not under a legal obligation to disclose such information to the Purchaser or (iii) was independently developed by the Purchaser or its Representatives without reference to any information provided by the Company or its Representatives (except pursuant to clauses (i) or (ii)) that was known to the Purchaser prior to such disclosure by the Company or its Representatives.

            (c) In the event that the Purchaser or its Representatives become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise), to disclose any information referred to in Section 6.05(a), the Purchaser shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. Failing the entry of a protective order or other appropriate remedy or receipt of a waiver hereunder, the Purchaser shall furnish only that portion of the information which it is advised by its counsel is legally required to be furnished and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such information.

            (d) The Purchaser acknowledges that the Company may not have an adequate remedy at law and may be irreparably harmed in the event that any of the provisions of the Confidentiality Agreement or this Section 6.05 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to seek equitable relief, including injunction and specific performance, in the event the Purchaser or its Representatives breach or threaten to breach any of the provisions of the Confidentiality Agreement or this Section 6.05, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the Confidentiality Agreement or this Section 6.05, but shall be in addition to all other remedies available at law or equity.

            (e) The Purchaser shall cause the Preferred Director (if designated prior to the Effective Date) to provide such information to the Company as may reasonably be required in connection with the Registration Statement and the Information Statement or Prospectus, as applicable, or any other filings with the Commission or any other Governmental Authority in connection with the Distribution or the Transactions.

            SECTION 6.06. Compliance with Section 355 of the Code. (a) The Purchaser shall not, and shall cause its Subsidiaries and all members of the Purchaser's Group not to, take any action that could result in the recognition of gain to Pitney Bowes or the Company by virtue of the PBGFS Distribution or the Distribution failing to qualify under Section 355(a) or (c) of the Code.

            (b) The Purchaser shall not, and shall cause its Subsidiaries and all members of the Purchaser's Group not to, omit to take any action (i) required by the Equity Documents, the Separation and Distribution Agreement, the Tax Sharing Agreement and the Subordinated Debt Agreement or (ii) that is requested in writing by the Company or Pitney Bowes and reasonably available to the Purchaser that in either case could result in the recognition of gain to Pitney Bowes or the Company by virtue of the PBGFS Distribution or the Distribution failing to qualify under Section 355(a) or (c) of the Code.

            SECTION 6.07. Prohibition on Solicitation and Hiring. (a) The Purchaser shall not, nor shall it permit any Affiliate (other than a portfolio company) to, for a period of two (2) years from the date hereof, directly or indirectly, solicit for employment or hire any senior management employee or senior technical employee of the Business, the Company or any of its Subsidiaries, with whom the Purchaser came into contact as a result of either the due diligence process in respect of the Transactions or the exercise of the Preferred Director's rights as provided in this Agreement, the Restated Certificate and the Amended Bylaws, whether or not such Person would commit a breach of his or her contract of service in leaving such employment; provided, however, that the foregoing shall not prohibit the Purchaser or an Affiliate of the Purchaser from making general solicitations of employment (or engaging search firms to make such solicitations) not specifically directed toward employees of the Company or any of its Subsidiaries and/or hiring any employee who responds to any such general solicitation or initiates contact with the Purchaser or Affiliate without solicitation.

            (b) The Purchaser shall not, nor shall it permit any Affiliate (other than a portfolio company to the extent permitted below) to, for a period of two (2) years from the date hereof, directly or indirectly, assist (including through identification, introduction or otherwise for the purpose of inducing employment) a portfolio company of the Purchaser or Affiliate in soliciting for employment any senior management employee or senior technical employee of the Business, the Company or any of its Subsidiaries, with whom the Purchaser came into contact as a result of either the due diligence process in respect of the Transactions or the exercise of the Preferred Director's rights as provided in this Agreement, the Restated Certificate and the Amended Bylaws, whether or not such Person would commit a breach of his or her contract of service in leaving such employment; provided, however, that the foregoing shall not prohibit any portfolio company of the Purchaser or an Affiliate of the Purchaser from making general solicitations of employment (or engaging search firms to make such solicitations) not specifically directed toward employees of the Company or any of its Subsidiaries.

            SECTION 6.08. Registration Rights Agreement and Subordinated Debt Agreement. The Purchaser shall enter into the Registration Rights Agreement on or prior to the Tranche I Closing Date and the Subordinated Debt Agreement on the Distribution Date.

            SECTION 6.09. Escrow Agreement. The Purchaser shall enter into the Escrow Agreement prior to the Tranche I Closing Date.

            SECTION 6.10. Warehouse Financing Agreement. Provided that Pitney Bowes has determined that entering into a warehouse financing agreement would not compromise in any way Pitney Bowes' ability to obtain the Private Letter Ruling, then, upon written notice from the Company, the Purchaser shall promptly enter into a warehouse financing agreement on terms and conditions as set forth in the Warehouse Financing Term Sheet attached as Exhibit K hereto (the "Interim Warehouse Financing"), but, in any event, no later than fourteen (14) calendar days after receipt of such notice

                                  ARTICLE VII

           Conditions Precedent to Tranche I Closing, the Distribution
                             and Tranche II Closing

            SECTION 7.01. Conditions to the Company's Obligations in Respect of the Tranche I Closing. The obligations of the Company to issue and sell the shares of Tranche I Stock hereunder shall be subject, at the election of the Company, to the satisfaction or waiver, on the Tranche I Closing Date, of the following conditions:

            (a) The representations and warranties of the Purchaser in this Agreement shall be true and correct in all respects (without regard to any material adverse effect or materiality qualification) on and as of the Tranche I Closing Date with the same force and effect as though such representations and warranties were made as of the Tranche I Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 7.01(a) shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct have or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the Transactions.

            (b) The Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by the Purchaser on the Tranche I Closing Date.

            (c) The Purchaser shall have delivered to the Company a certificate executed by it or on its behalf by a duly authorized representative, dated the Tranche I Closing Date, to the effect that each of the conditions specified in paragraphs (a) and (b) of this Section 7.01 has been satisfied.

            (d) No provision of any Applicable Law or Governmental Order shall be in effect which has the effect of making the Transactions or the ownership by the Purchaser of the Shares illegal or shall otherwise prohibit the consummation of the Transactions.

            (e) Each of the Closing Financial Statements and the Specified Lease Adjustment Statement, if any, shall have been final and conclusively determined in accordance with Section 2.05.

            (f) The Private Letter Ruling shall (i) have been obtained and Pitney Bowes, in its good faith judgment, is not exposed to material Tax risk and (ii) not have been withdrawn, invalidated or modified (or the IRS shall not have notified Pitney Bowes that the consummation of the PBGFS Contribution, the PBGFS Distribution, the Company Distribution or the Distribution would not be tax free).

            (g) The Purchaser shall have entered into the Escrow Agreement and delivered it to the Company.

            (h) The Escrow Funds shall have been delivered to the Escrow Agent.

            (i) Pitney Bowes and the Company shall have entered into each of the Distribution Agreements (other than the Tax Sharing Agreement) and delivered a copy of each of the Distribution Agreements (other than the Tax Sharing Agreement) to the Purchaser.

            (j) The Registration Statement shall have been declared effective by the Commission.

            (k) The Final Net Worth shall be no less than $200,000,000.

            (l) The Purchaser shall have entered into the Registration Rights Agreement and delivered it to the Company.

            (m) The Equity Commitment Letter shall be in full force and effect.

            SECTION 7.02. Conditions to the Purchaser's Obligations in Respect of the Tranche I Closing. The obligations of the Purchaser to purchase the shares of Tranche I Stock hereunder shall be subject to the satisfaction or waiver, on the Tranche I Closing Date, of the following conditions:

            (a) The representations and warranties of the Company in this Agreement shall be true and correct in all respects (without regard to any Material Adverse Effect or materiality qualification) on and as of the Tranche I Closing Date with the same force and effect as though such representations and warranties were made as of the Tranche I Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 7.02(a) shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

            (b) The Company shall have performed in all material respects all of its obligations, agreements and covenants contained in this Agreement to be performed and complied with at or prior to the Tranche I Closing Date.

            (c) The Company shall have delivered to the Purchaser a certificate executed by it or on its behalf by a duly authorized representative, dated the Tranche I Closing Date, to the effect that each of the conditions specified in paragraphs (a) and (b) of this Section 7.02 has been satisfied.

            (d) No provision of any Applicable Law or Governmental Order shall be in effect which has the effect of making the Transactions or the ownership by the Purchaser of the Shares illegal or shall otherwise prohibit the consummation of the Transactions.

            (e) Each of the Closing Financial Statements and the Specified Lease Adjustment Statement, if any, shall have been final and conclusively determined in accordance with Section 2.05.

            (f) The Final Net Worth shall be no less than $200,000,000.

            (g) The Company shall have filed the Restated Certificate with the Secretary of State of the State of Delaware.

            (h) The Company shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware, which shall be declared effective.

            (i) The Company shall have entered into the Escrow Agreement and delivered it to the Purchaser.

            (j) Pitney Bowes and the Company shall have entered into each of the Distribution Agreements (other than the Tax Sharing Agreement) and delivered a copy of each of the Distribution Agreements (other than the Tax Sharing Agreement) to the Purchaser.

            (k) The Registration Statement shall have been declared effective by the Commission.

            (l) The Company shall have entered into the Registration Rights Agreement and delivered it to the Purchaser.

            (m) The consents listed on Schedule 7.02(m) will have been obtained.

            SECTION 7.03. Conditions to the Company's Obligations in Respect of the Distribution. The obligations of the Company hereunder to be performed on the Distribution Date shall be subject, at the election of the Company, to the satisfaction or waiver at the Distribution, of the following conditions:

            (a) The representations and warranties of the Purchaser in this Agreement shall be true and correct in all respects (without regard to any material adverse effect or materiality qualification) on and as of the Distribution Date with the same force and effect as though such representations and warranties were made as of the Distribution Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 7.03(a) shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct have or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the Transactions.

            (b) The Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by the Purchaser on or prior to the Distribution Date.

            (c) The Purchaser shall have delivered to the Company a certificate executed by it or on its behalf by a duly authorized representative, dated the Distribution Date, to the effect that each of the conditions specified in paragraphs (a) and (b) of this Section 7.03 has been satisfied.

            (d) No provision of any Applicable Law or Governmental Order shall be in effect which has the effect of making the Transactions or the ownership by the Purchaser of the Shares illegal or shall otherwise prohibit the consummation of the Transactions.

            (e) Pitney Bowes and the Company shall have entered into the Tax Sharing Agreement and delivered a copy to the Purchaser.

            (f) The Equity Commitment Letter shall be in full force and effect.

            (g) The Purchaser shall have delivered to the Company an amount in cash equal to $5,000,000, constituting full payment for the Subordinated Notes.

            SECTION 7.04. Conditions to the Purchaser's Obligations in Respect of the Distribution. The obligations of the Purchaser hereunder to be performed on the Distribution Date shall be subject, at the election of the Purchaser, to the satisfaction or waiver at the Distribution, of the following conditions:

            (a) The representations and warranties of the Company in this Agreement shall be true and correct in all respects (without regard to any Material Adverse Effect or materiality qualification) on and as of the Distribution Date with the same force and effect as though such representations and warranties were made as of the Distribution Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 7.04(a) shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

            (b) The Company shall have performed in all material respects all of its obligations, agreements and covenants contained in this Agreement to be performed and complied with at or prior to the Distribution Date.

            (c) The Company shall have delivered to the Purchaser a certificate executed by it or on its behalf by a duly authorized representative, dated the Distribution Date, to the effect that each of the conditions specified in paragraphs (a) and (b) of this Section 7.04 has been satisfied.

            (d) No provision of any Applicable Law or Governmental Order shall be in effect which has the effect of making the Transactions or the ownership by the Purchaser of the Shares illegal or shall otherwise prohibit the consummation of the Transactions.

            (e) Pitney Bowes and the Company shall have entered into the Tax Sharing Agreement and delivered a copy to the Purchaser.

            (f) The Company shall have issued the Subordinated Notes to the Purchaser or its designees in accordance with the terms and conditions of the Subordinated Debt Agreement.

            SECTION 7.05. Conditions to Each Party's Obligations in Respect of the Tranche II Closing. The respective obligations of the Company and the Purchaser hereunder to be performed on the Tranche II Closing Date shall be subject to the satisfaction or waiver at the Tranche II Closing Date, of the following conditions:

            (a) No provision of any Applicable Law or Governmental Order shall be in effect which has the effect of making the Transactions or the ownership by the Purchaser (other than as a result of the Purchaser not being a U.S. person) of the Shares illegal or shall otherwise prohibit the consummation of the Transactions.

            (b) Each of the Registration Statement, the Restated Certificate and the Certificate of Designation shall continue to be effective.

            (c) The Distribution shall have been consummated in accordance with the Separation and Distribution Agreement.

            (d) The Equity Commitment Letter shall be in full force and effect; provided, that satisfaction or waiver at the Tranche II Closing Date of this condition shall be at the sole election of the Company.

                                  ARTICLE VIII

                                  Miscellaneous

            SECTION 8.01. Survival. All representations, warranties, agreements and covenants of the parties shall not survive and shall expire and be terminated on the earlier of the Distribution Date or the date this Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, (i) those agreements and covenants of the parties contained in Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.06 and 2.07, Article V, Article VI and this Article VIII and expressly requiring performance after the Distribution Date shall survive the Distribution Date and (ii) Sections 2.08, 8.03, 8.05, 8.06, 8.07, 8.08, 8.12,
8.13, 8.14, 8.15 and 8.17 shall survive the Distribution Date. The Confidentiality Agreement and Section 6.07 shall survive any termination of this Agreement.

            SECTION 8.02. Legends. (a) So long as applicable, each certificate representing any portion of the shares of Common Stock or Non-Voting Preferred Stock shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THOSE LAWS."

            (b) In addition, so long as applicable, each certificate representing any portion of the shares of the Tranche I Stock and the Tranche II Stock shall be stamped or otherwise imprinted with a legend in the following form:

      "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A SUBSCRIPTION AGREEMENT, DATED AS OF THE 31ST DAY OF MARCH, 2005, BY AND BETWEEN PITNEY BOWES CREDIT CORPORATION (THE "COMPANY") AND JCC MANAGEMENT LLC AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. NO REGISTRATION OF TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH

      RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. ANY TRANSFER NOT IN COMPLIANCE WITH SUCH AGREEMENT SHALL BE VOID."

            The legend referred to in this paragraph (b) shall be removed after the second anniversary date of this Agreement and at such time as such security is transferred to a Person other than the Purchaser or a Permitted Transferee.

            SECTION 8.03. Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following delivery of such notice to a reputable air courier service.

            To the Company:

                  Pitney Bowes Credit Corporation
                  27 Waterview Drive
                  Shelton, CT  6484
                  Attn:  Christian D. Hughes
                  Telephone: (203) 922-4023
                  Fax: (203) 922-4034

            with copies to (which shall not constitute a notice):

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, New York 10036
                  Attn:  Mark L. Mandel, Esq.
                  Telephone:  (212) 819-8200
                  Fax:  (212) 354-8113

            To the Purchaser:

                  JCC Management LLC
                  c/o Cerberus Capital Management, L.P.
                  299 Park Avenue
                  New York, NY  10171
                  Attention: W. Brett Ingersoll
                  Telephone: (212) 891-2100
                  Fax: (212) 891-1540
            with a copy to (which shall not constitute a notice):

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attn:  Robert R. Kiesel, Esq.
                  Telephone: (212) 756-2000
                  Fax: (212) 593-5955

            SECTION 8.04. Termination. (a) This Agreement may be terminated:

            (i) at any time prior to the Tranche I Closing by mutual written agreement of the Company and the Purchaser;

            (ii) by either the Company or the Purchaser, if the Tranche I Closing shall not have occurred on or prior to March 31, 2006; provided, that the right to terminate this Agreement under this Section 8.04(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of or resulted in the failure of the Tranche I Closing to occur on or before such date;

            (iii) by either the Company or the Purchaser, if any Governmental Authority shall have issued a nonappealable Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Tranche I Closing, the Tranche II Closing, the Distribution or the transactions contemplated by this Agreement, including not having obtained a Private Letter Ruling or the Private Letter Ruling is withdrawn, invalidated or modified (or the IRS shall have notified Pitney Bowes that the consummation of the PBGFS Contribution, the PBGFS Distribution, the Company Distribution or the Distribution would not be tax free); provided, that the right to terminate this Agreement pursuant to this Section 8.04(a)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of, or resulted in, such final Order;

            (iv) by the Purchaser if the Distribution shall not have occurred on or prior to (but not after) the Business Day immediately succeeding the Tranche I Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.04(a)(iv) shall not be available to the Purchaser if the failure to consummate the Distribution was due to the Purchaser's actions or omissions;

            (v) by the Purchaser if the Tranche II Closing shall not have occurred on or prior to (but not after) the third (3rd) Business Day immediately succeeding the Distribution Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.04(a)(v) shall not be available to the Purchaser if the failure to consummate the Tranche II Closing was due to the Purchaser's actions or omissions;

            (vi) by the Company if a third party, including any group of Persons, shall have made a Superior Proposal and the Company has taken any of the actions referred to in clauses (i) or (ii) of Section 5.07(c) (but only after complying with the requirements of clauses (x) and (y) thereof);

            (vii) by the Purchaser if the Company shall have entered into an agreement to effect a Superior Proposal;

            (viii) by the Company upon a material breach or violation of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or violation would result in the failure to (A) satisfy the conditions set forth in Sections 7.01, 7.03 or 7.05 (except for the conditions in Sections 7.01(d), 7.01(f)(ii), 7.01(j), 7.05(a) and 7.05(b), which are provided for in other applicable provisions of this Section 8.04(a)) or (B) consummate the Tranche II Issuance except that, if such breach or violation is curable by the Purchaser through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) calendar days, but only as long as the Purchaser continues to use its commercially reasonable efforts to cure such breach or violation (the "Purchaser Cure Period"), such termination shall not be effective, and such termination shall become effective only if the breach or violation is not cured within the Purchaser Cure Period;

            (ix) by the Purchaser upon a material breach or violation of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or violation would result in the failure to (A) satisfy the conditions set forth in Sections 7.02, 7.04 or
      7.05 (except for the conditions in Sections 7.02(d), 7.02(k), 7.04(d), 7.05(a) and 7.05(b), which are provided for in other applicable provisions of this Section 8.04(a)) or (B) consummate the Tranche II Issuance except that, if such breach or violation is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) calendar days, but only as long as the Company continues to use its commercially reasonable efforts to cure such breach or violation (the "Company Cure Period"), such termination shall not be effective, and such termination shall become effective only if the breach or violation is not cured within the Company Cure Period; or

            (x) by the Company, if the condition set forth in Section 7.01(k) is not satisfied.

            (b) In the event this Agreement is duly terminated:

            (i) by any of the parties hereto at a time when the Purchaser is entitled to terminate this Agreement in accordance with Section 8.04(a)(ii), 8.04(a)(iii), 8.04(a)(iv) or Section 8.04(a)(v) then the
      Company shall pay in cash to the Purchaser, within three (3) Business Days after such termination, (A) such amount of actual expenses incurred by the Purchaser in an amount not to exceed $2,000,000 if the primary reason for termination of this Agreement in accordance with Sections 8.04(a)(ii), 8.04(a)(iii), 8.04(a)(iv), or 8.04(a)(v) is that the Private Letter Ruling has not been obtained or has been obtained and Pitney Bowes, in its good faith judgment, is exposed to material Tax risk or the Private Letter Ruling has been withdrawn, invalidated or modified (or the IRS shall not have notified Pitney Bowes that the consummation of the PBGFS Contribution, the PBGFS Distribution, the Company Distribution or the Distribution would not be tax free) or (B) such amount of actual expenses incurred by the Purchaser in an amount not to exceed $4,000,000 (the "Expense Reimbursement") in case the primary reason for termination of this Agreement in accordance with Section 8.04(a)(ii),
      Section 8.04(a)(iii), Section 8.04(a)(iv) or Section 8.04(a)(v) is other than the reason set forth in Section 8.04(b)(i)(A);

            (ii) by (1) the Purchaser in accordance with Section 8.04(a)(vii) or
      (2) the Company in accordance with Section 8.04(a)(vi), then the Company shall pay an amount equal to the sum of the Expense Reimbursement plus $9,000,000.00 (the "Termination Payment") in cash to the Purchaser not later than three (3) Business Days after the execution date of such definitive agreement to effect such Superior Proposal; or

            (iii) by the Purchaser in accordance with Section 8.04(a)(ix) or by the Company in accordance with Section 8.04(a)(x), then the Company shall pay in cash to the Purchaser, within three (3) Business Days after such termination the Expense Reimbursement and if within twelve (12) months after this Agreement is terminated in accordance with Section 8.04(a)(ix) or Section 8.04(a)(x), the Company enters into an agreement with respect to an Acquisition Proposal that is on substantially the same terms and conditions as the Transactions, then the Company shall pay in cash to the Purchaser, not later than the date on which such Acquisition Proposal is consummated the Termination Payment.

            (c) In the event this Agreement is duly terminated pursuant to this
Section 8.04, the Company and the Purchaser shall each execute and deliver to the Escrow Agent within three (3) Business Days after such termination the Termination Instructions and Termination Certificate (as such terms are defined in the Escrow Agreement).

            SECTION 8.05. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            SECTION 8.06. Waiver Of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER EQUITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER EQUITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

            SECTION 8.07. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-

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pocket expenses, including reasonable legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

            SECTION 8.08. Entire Agreement. The Equity Documents (including all agreements entered into pursuant thereto and all certificates and instruments delivered pursuant thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

            SECTION 8.09. Modifications and Amendments. (a) No amendment, modification or termination of this Agreement shall be binding upon any other party unless executed in writing by the parties hereto intending to be bound thereby.

            (b) Notwithstanding anything herein to the contrary, the Company may amend or modify this Agreement if it first obtains written opinions from White & Case LLP and Schulte Roth & Zabel LLP that, in each case, specifically recite such amendment or modification and state that White & Case LLP and Schulte Roth & Zabel LLP, in each case, is of the opinion that such amendment or modification is reasonably necessary to obtain the Private Letter Ruling or otherwise comply with Section 355 of the Code or the applicable treasury regulations promulgated thereunder; provided, however, the written opinion of Schulte Roth & Zabel LLP shall not be required in order for the Company to amend or modify Section 5.06(b) hereof, and no such opinion shall be rendered without the renderer having first consulted with the relevant tax authority.

            SECTION 8.10. Waivers and Extensions . Subject to Section 3.26(c), Sections 5.15(b)(i), 5.15(b)(ii), 5.15(c)(i), and Section 5.17(a)(i), any party to this Agreement may waive any condition, right, breach or default that such party has the right to waive; provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Subject to Section 3.26(c), Sections 5.15(b)(i), 5.15(b)(ii), 5.15(c)(i), and
Section 5.17(a)(i), any waiver may be conditional. Subject to Section 3.26(c), Sections 5.15(b)(i), 5.15(b)(ii), 5.15(c)(i), and Section 5.17(a)(i), no waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of either of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

            SECTION 8.11. Exhibits and Schedules. Each of the exhibits and schedules ("Schedules") referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

            SECTION 8.12. Expenses; Brokers. Except as provided in Section 8.04(b), Section 8.07 and Section 8.12(b), all costs and expenses incurred in connection with the Equity Documents, the Registration Rights Agreement or the Transactions shall be paid by the party

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

incurring such costs and expenses, whether or not the Transactions shall be consummated, including all fees and expenses of its legal counsel, financial advisors and accountants.

            (b) The Company shall pay to the Purchaser such amount of actual expenses incurred by the Purchaser in connection with the Equity Documents, the Registration Rights Agreement or the Transactions in an amount not to exceed $7,500,000 after receipt of invoices and cancelled checks showing payments by the Purchaser of such actual expenses, or such other documents satisfactory in form and substance to the Company as the Purchaser furnishes evidencing such payments.

            (c) Other than the use of JPMorgan Securities Inc. by the Company and Lehman Brothers and IXIS Capital Markets by the Purchaser, each of the parties represents to the other that neither it nor any of its Affiliates has used a broker or other intermediary in connection with the Transactions for whose fees or expenses any other party will be liable.

            (d) The parties acknowledge that each of the Expense Reimbursement and the Termination Payment provided for in Section 8.04(b) is an integral part of the Transactions and not a penalty, and that, without the Expense Reimbursement and Termination Payment the Purchaser would not have entered into this Agreement.

            (e) Nothing in this Section 8.12 shall be deemed to limit any liability of any party for any breach in any material respect of any provisions of this Agreement that remain in effect after the termination of this Agreement. The Company shall indemnify the Purchaser, and the Purchaser shall indemnify the Company, against, and each of them agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred as a result of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the Transactions.

            SECTION 8.13. Press Releases and Public Announcements. All public announcements or public disclosures relating to the Transactions or the Internal Restructuring (other than the Registration Statement) shall be made only if mutually agreed upon by the Company and the Purchaser, except to the extent such disclosure is required by law or by stock exchange regulation, provided, that
(a) to the extent reasonably practicable, the Company shall provide the Purchaser with a reasonable opportunity to review any public announcement prior to its release, (b) no such announcement or disclosure (except as required by law or by stock exchange regulation) shall identify the Purchaser without the Purchaser's prior consent and (c) the Company hereby consents to the publication by Keith Williamson, on one occasion following the Tranche II Closing, but in as many periodicals as Keith Williamson may elect, of a customary "tombstone" advertisement announcing the investment made pursuant to this Agreement, which shall be subject to the Company's reasonable review.

            SECTION 8.14. Assignment; No Third Party Beneficiaries. (a) This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated, in whole or in part, by any party without the prior written consent of the other party; provided, however, that, subject to the last sentence of this Section 8.14(a), the Purchaser may assign this Agreement and its rights, duties and obligations hereunder to any of its Affiliates without the prior written consent of the Company; provided, that such assignment to an Affiliate shall not adversely effect, in the Company's sole discretion, the Company or the Private Letter Ruling (including the timing of obtaining the Private Letter Ruling, the risk involved in obtaining the Private Letter Ruling in form and substance reasonably satisfactory to the Company and the terms and conditions of the Private Letter Ruling). Each assignee (pursuant to the terms and conditions of this Section 8.14) must agree in writing to be bound by the terms of this Agreement and the Equity Commitment Letter, if applicable, to the same extent, and in the same manner, as the Purchaser or the transferring assignee prior to the assignment or delegation, in whole or in part, of this Agreement and the rights, duties and obligations hereunder to such assignee. Any purported assignment or delegation of rights, duties or obligations hereunder made in violation of Section 6.06 hereof or otherwise made in violation of this Section 8.14(a) shall be void and of no effect.

            (b) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors. This Agreement is not intended to confer any rights or benefits on any Persons other than as expressly set forth in this Section 8.14.

            SECTION 8.15. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

            SECTION 8.16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

            SECTION 8.17. Remedies; Specific Performance. Each of the Company and the Purchaser acknowledges that money damages would not be an adequate remedy under any Applicable Law if a party hereto fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party hereto (in addition to any other remedy to which it may be entitled under Applicable Law or in equity) shall be entitled to seek to compel specific performance of the obligations of the other party hereto under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement, and if any action should be brought in equity to enforce any of the provisions of this Agreement, no party hereto shall raise the defense that there is an adequate remedy under Applicable Law.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                PITNEY BOWES CREDIT CORPORATION

                                                By ____________________________
                                                   Name:
                                                   Title:

                                                JCC MANAGEMENT LLC

                                                By ____________________________
                                                   Name:
                                                   Title: